SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2002

JDN Realty Corporation
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12844	58-1468053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
359 East Paces Ferry Road
Suite 400
Atlanta, Georgia 30305
(Address of Principal Executive Offices) (Zip Code)

(404) 262-3252
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events

For the period January 1, 2002 through June 30, 2002, the Company disposed of two operating shopping centers and four ground leases, and as of June 30, 2002 considered two operating shopping centers as held for sale.

As a result of the above transactions, this Form 8-K is being filed to reflect the impact of the classification as discontinued operations of assets sold or designated as held for sale on or after January 1, 2002 pursuant to the requirements of Statement of Financial Accounting Standards (“SFAS”), 144 – “Accounting for the Impairment or Disposal of Long Lived Assets” for the three years ended December 31, 2001, 2000 and 1999, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Selected Financial Data.

Exhibits

(23)    Consent of Independent Accountants

Item 6.    Selected Financial Data.

The following table contains selected historical financial data for each of the years in the five year period ended December 31, 2001. This table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Selected Financial Data

	Years Ended December 31,
	2001	2000	1999	1998	1997
	(dollars in thousands, except per share data)
Operating Data
Minimum and percentage rents	$85,470	$89,304	$92,335	$70,911	$43,068
Recoveries from tenants	14,602	12,569	13,163	9,974	4,483
Other revenue	881	1,907	68	117	147

Total revenues	100,953	103,780	105,566	81,002	47,698
Operating and maintenance expenses	10,189	8,610	8,310	6,423	3,186
Real estate taxes	8,263	6,571	6,919	5,296	2,519
General and administrative expenses	11,341	8,677	8,170	7,105	4,265
Corporate investigation and legal costs	982	3,159	—	—	—
Severance expense	—	3,711	—	—	—
Impairment losses	1,841	18,882	90	—	—
Depreciation and amortization	21,016	20,262	21,939	16,748	10,048
Settlement expense	45,788	—	5,610	—	—

Total expenses	99,420	69,872	51,038	35,572	20,018

Income from operations	1,533	33,908	54,528	45,430	27,680
Interest expense, net	(30,523)	(25,520)	(18,423)	(9,454)	(4,856)
Income (loss) before discontinued operations, extraordinary item and cumulative effect of change in accounting principle	(3,971)	21,882	52,535	40,483	25,300
Discontinued operations	1,729	1,615	516	197	189
Net income (loss)	$(4,130)	$23,497	$53,051	$40,680	$19,549

Net income (loss) attributable to common shareholders	$(8,818)	$18,809	$48,363	$39,339	$19,549

Other Data
Funds from operations(1)	$(1,566)	$37,745	$52,193	$56,135	$35,957
Cash provided by (used in)
Operating activities	36,520	52,656	58,796	56,060	41,577
Investing activities	19,772	(33,698)	(148,368)	(352,096)	(204,578)
Financing activities	(65,569)	(11,757)	91,648	284,597	171,731
Ratio of earnings to fixed charges	0.03	0.95	1.72	2.38	2.48

Per Share Data(2)
Income (loss) per common share—basic:
Income (loss) before discontinued operations, extraordinary item and cumulative effect of change in accounting principle	$(0.26)	$0.53	$1.44	$1.27	$1.10
Discontinued operations	0.05	0.05	0.02	0.01	0.01
Extraordinary item	(0.05)	—	—	—	(0.26)
Cumulative effect of change in accounting principle	(0.01)	—	—	—	—

Net income (loss) per common share	$(0.27)	$0.58	$1.46	$1.28	$0.85

Income (loss) per common share—diluted:
Income (loss) before discontinued operations, extraordinary item and cumulative effect of change in accounting principle	$(0.26)	$0.53	$1.42	$1.25	$1.07
Discontinued operations	0.05	0.05	0.02	0.01	0.01
Extraordinary item	(0.05)	—	—	—	(0.25)
Cumulative effect of change in accounting principle	(0.01)	—	—	—	—

Net income (loss) per common share	$(0.27)	$0.58	$1.44	$1.26	$0.83

Dividends per common share	$1.14	1.30	1.55	1.41	1.32

Selected Financial Data (continued)

	December 31,
	2001	2000	1999	1998	1997
Supplemental Data
Shopping center properties	100	111	109	91	68
Gross leasable area (square feet in thousands)	11,148	11,857	12,945	12,098	8,327
Percent of gross leasable area leased	94.4%	95.6%	95.2%	96.4%	97.1%

	December 31,
	2001	2000	1999	1998	1997
	(dollars in thousands)
Balance Sheet Data
Shopping center properties before accumulated depreciation	$1,102,539	$879,715	$962,897	$844,041	$533,133
Shopping center properties, net	1,014,387	799,602	891,346	787,948	494,827
Total assets	1,065,463	1,083,963	1,116,795	965,171	596,660
Unsecured debt	234,759	234,697	469,635	383,092	203,011
Total debt	561,121	574,141	570,882	425,563	216,602
Total liabilities and minority interest	605,944	597,354	600,966	450,877	228,166
Shareholders’ equity	459,519	486,609	515,829	514,294	368,494

(1)
Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. to mean net income, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from debt restructuring,cumulative effect of change in accounting principle and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.(1)Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. to mean net income, computed in accordance by operating activities, investing activities and financing activities, it provides investors with an indication of the Company’s ability to make capital expenditures and to fund other cash needs. The Company’s method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash provided by operating activities, as defined by GAAP, should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of operating performance and is not indicative of cash available to fund all cash flow needs, including the Company’s ability to make cash distributions.

(2)	Earnings per share amounts prior to 1998 have been restated to reflect a 3-for-2 common stock split effected in the form of a stock dividend in June 1998.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the financial statements and notes thereto, the risk factors and the forward-looking statements discussion appearing elsewhere in this report.

Overview

JDN Realty Corporation is a real estate company specializing in the development and asset management of retail shopping centers. When referred to herein, the term “Company” represents JDN Realty Corporation and its wholly owned or majority-owned subsidiaries. As of December 31, 2001, the Company owned and operated, either directly or indirectly through an affiliated entity, 100 shopping center properties containing approximately 11.1 million square feet of gross leasable area (“Company GLA”) located in 20 states, with the highest concentrations of Company GLA in Georgia, Wisconsin and Tennessee. The principal tenants of the Company’s properties include Lowe’s, Wal-Mart Kroger and Kohl’s. As of December 31, 2001, the Company had 21 projects under construction. JDN Realty Corporation was incorporated under Maryland law in 1993 and has elected to be treated as a real estate investment trust (“REIT”) for federal income tax purposes.

Effective January 1, 2001, JDN Realty Corporation acquired 100% of the ownership of JDN Development Company, Inc. (“JDN Development”). Prior to January 1, 2001, the Company owned 1% of the outstanding voting common stock and 100% of the outstanding non-voting common stock of JDN. As a result of this acquisition, the Company changed its accounting for JDN Development from the equity method to the consolidation method. The investment in JDN Development, shown in investments in and advances to unconsolidated entities in the Consolidated Balance Sheets prior to January 1, 2001, is now reflected in other line items. The overall effect of the consolidation of JDN Development to the Company’s results of operations and financial position is negligible, however, a comparison of certain individual line items on the Company’s 2001 financial statements as compared to prior years is more difficult as a result.

JDN Realty Corporation and JDN Development elected taxable REIT subsidiary status for JDN Development, effective January 1, 2001. Because it is not a REIT, JDN Development may engage in certain activities not customarily engaged in by REITs, such as sales of all or portions of development projects and third-party fee development. While taxable REIT subsidiaries may engage in a variety of activities unrelated to real estate, the Company does not expect the activities of JDN Development to expand significantly beyond the development activities in which JDN Development has historically engaged.

Results of Operations

Comparison of the Year Ended December 31, 2001 to the Year Ended December 31, 2000.

During 2001 and 2000, the Company began operations at 30 shopping center properties which it developed totaling 2.5 million square feet (the “Development Properties”). During 2001 and 2000, the Company sold 26 shopping center properties totaling 3.7 million square feet of space (the “Disposition Properties”). In addition, as a result of the consolidation of JDN Development, effective January 1, 2001, amounts reported in equity in net loss of unconsolidated entities prior to January 1, 2001 are now included in other line items in the Consolidated Statements of Operations. As indicated below, the Company’s results of operations were affected by the Development Properties, the Disposition Properties and the consolidation of JDN Development.

Minimum and percentage rents decreased $3.8 million or 4.3% to $85.5 million for the year ended December 31, 2001 from $89.3 million for 2000. Minimum and percentage rents increased by $2.0 million as a result of the Development Properties and $3.3 million as a result of the consolidation of

Development Company. These increases are offset by a $9.1 million decrease related to the Disposition Properties.

Recoveries from tenants increased $2.0 million or 16.2% to $14.6 million for the year ended December 31, 2001 from $12.6 million for 2000. Recoveries from tenants increased by $1.3 million as a result of the Development Properties and $698,000 as a result of the consolidation of JDN Development. These increases are partially offset by a $323,000 decrease related to the Disposition Properties. The remaining increase relates to net increases in recoveries from tenants at existing properties caused by net increases in recoverable expenses.

Other revenue decreased $1.0 million or 53.8% to $881,000 for the year ended December 31, 2001 from $1.9 million for 2000. Other revenue for the year ended December 31, 2001 includes management fees earned on third-party management services and a non-recurring lease termination fee of $559,000 recognized at one of the Company’s shopping center properties. Other revenue for the year ended December 31, 2000 includes non-recurring lease termination fees at two of the Company’s shopping center properties.

Operating and maintenance expenses increased $1.6 million or 18.3% to $10.2 million for the year ended December 31, 2001 from $8.6 million for 2000. Operating and maintenance expenses increased by $600,000 as a result of the Development Properties and $500,000 as a result of the consolidation of JDN Development. This increase is offset by a $300,000 decrease related to the Disposition Properties. Of the remaining $825,000 increase, $400,000 is due to an increase in operating expenses such as insurance, utilities and security and $425,000 is due to an increase in repair and maintenance expense at some of the Company’s older shopping center properties.

Real estate taxes increased $1.7 million or 25.8% to $8.3 million for the year ended December 31, 2001 from $6.6 million for 2000. Real estate taxes increased by $1.0 million as a result of the Development Properties and $900,000 as a result of the consolidation of JDN Development. These increases are partially offset by a $300,000 decrease related to the Disposition Properties. The remaining increase relates to increases in real estate taxes at existing properties.

General and administrative expenses increased $2.7 million or 30.7% for the year ended December 31, 2001 over 2000. The increase is primarily the result of the consolidation of JDN Development.

Corporate investigation and legal costs decreased $2.2 million or 68.9% to $982,000 for the year ended December 31, 2001 from $3.2 million for 2000. These costs represent the professional fees incurred by the Company primarily as a result of the investigation by the SEC and the class action and shareholder derivative lawsuits. See “Contingencies” below for further discussion. Corporate investigation and legal costs primarily decreased as a result of the settlement of those lawsuits and the completion of the SEC investigation in the first half of 2001.

Severance expense for the year ended December 31, 2000 of $3.7 million represents severance paid as a result of the resignation of certain former executive officers. There were no such severance payments in 2001.

Impairment losses for the year ended December 31, 2001 of $1.8 million represent charges to reduce the carrying amount of real estate assets held for sale whose carrying amounts exceeded the estimated selling prices less costs to sell. Of this amount, $498,000 relates to impairment charges of operating shopping centers and $1.3 million relates to impairment charges of non-operating land. Impairment losses for the year ended December 31, 2000 of $18.9 million represent $9.8 million in charges related to operating shopping centers held for sale, $2.1 million in charges related to non-operating land, $5.5 million in charges related to real estate assets held for use, the fair values of which exceeded carrying value, and $1.5 million in charges related to an impaired note receivable.

Settlement expense for the year ended December 31, 2001 of $45.8 million consists of $45.0 million related to the settlement of the class action and shareholder derivative lawsuits and approximately

$800,000 related to the settlement of two other lawsuits. See “Contingencies” below for further discussion.

Interest expense, net of capitalized amounts, increased $5.0 million or 19.6% to $30.5 million for the year ended December 31, 2001 from $25.5 million for the same period in 2000. Interest expense increased $8.6 million as a result of the consolidation of JDN Development. This increase is partially offset by a decrease resulting from a reduction in average balances outstanding related to the disposition of shopping centers during the year, as well as an overall reduction in the Company’s average effective borrowing rate.

Other income, net decreased $2.0 million or 98.9% to $22,000 for the year ended December 31, 2001 from $2.0 million for 2000. Other income decreased $1.8 million as a result of the elimination of interest income on proceeds receivable from deferred exchange in the second quarter of 2000 and $690,000 related to a decrease in interest income recorded by the Company on an impaired mortgage note receivable. These decreases are partially offset with an increase in miscellaneous interest income.

Equity in net loss of unconsolidated entities decreased $2.8 million for the year ended December 31, 2001 from the same period in 2000. This decrease is related to the consolidation of JDN Development and related partnerships.

Net gain on real estate sales increased $10.6 million to a net gain of $25.3 million for the year ended December 31, 2001 from a net gain of $14.7 million for 2000. Net gain on real estate sales for the year ended December 31, 2001 represents a net gain on the sale of 17 shopping centers and 40 vacant parcels of land. Net gain on real estate sales for the year ended December 31, 2000 represents a net gain on the sale of 11 shopping centers and two vacant parcels of land.

Discontinued operations for the years ended December 31, 2001 and 2000 of $1.7 million and $1.6 million, respectively, represent the net operating income of four of the Company’s operating shopping centers and four ground leases that were sold during the six months ended June 30, 2002 or were held for sale as of June 30, 2002.

Extraordinary item in the year ended December 31, 2001 of $1.6 million represents unamortized deferred costs charged to expense in connection with the early termination of the Company’s secured credit agreements with a former lender in the first quarter of 2001.

Cumulative effect of change in accounting principle in the year ended December 31, 2001 of $280,000 represents the change in fair value of the Company’s interest rate cap agreement upon adoption of Statement of Financial Accounting Standard (“SFAS”) No. 133 Accounting for Derivative Instruments and Hedging Activities in 2001.

Comparison of the Year Ended December 31, 2000 to the Year Ended December 31, 1999.

During 2000 and 1999, the Company began operations at 40 shopping center properties which it developed totaling 3.2 million square feet (the “00/99 Development Properties”). During 2000 and 1999, the Company sold 16 shopping center properties totaling 3.5 million square feet (the “00/99 Disposition Properties”). As indicated below, the Company’s results of operations were affected by the 00/99 Development Properties and the 00/99 Disposition Properties.

Minimum and percentage rents decreased $3.0 million or 3.3% to $89.3 million for the year ended December 31, 2000 from $92.3 million for the same period in 1999. Minimum and percentage rents increased by $10.9 million as a result of the 00/99 Development Properties. This increase is offset by a $13.5 million decrease related to the 00/99 Disposition Properties. Minimum and percentage rents also decreased as a result of a reversal of percentage rents in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in the amount of $440,000, and a write-off of straight line rent for a theater tenant at one of the Company’s shopping center properties in the amount of $325,000. The remaining increase relates to revenues associated with leasing vacant space and an increase in effective rents upon tenant renewals.

Recoveries from tenants decreased $594,000 or 4.5% to $12.6 million for the year ended December 31, 2000 from $13.2 million for the same period in 1999. Recoveries from tenants increased by $743,000 as a result of the 00/99 Development Properties. This increase is offset by a $1.4 million decrease related to the 00/99 Disposition Properties. The remaining increase relates to net increases in recoveries from tenants at existing properties caused by net increases in recoverable expenses.

Other revenue increased $1.8 million to $1.9 million for the year ended December 31, 2000 from $68,000 for the same period in 1999. This increase resulted primarily from non-recurring lease termination fees at two of the Company’s operating properties.

Operating and maintenance expenses increased $300,000 or 3.6% to $8.6 million for the year ended December 31, 2000 from $8.3 million for the same period in 1999. Operating and maintenance expenses increased by $700,000 as a result of the 00/99 Development Properties. This increase is offset by a $700,000 decrease related to the 00/99 Disposition Properties. The remaining increases are a result of increased operating and maintenance expenses at existing properties.

Real estate taxes decreased $348,000 or 5.0% to $6.6 million for the year ended December 31, 2000 from $6.9 million for the same period in 1999. Real estate taxes increased by $259,000 as a result of the 00/99 Development Properties. This increase is offset by a $749,000 decrease related to the 00/99 Disposition Properties. The remaining increase relates to increases in real estate taxes at existing properties.

General and administrative expenses increased $508,000 or 6.2% for the year ended December 31, 2000 over the same period in 1999. General and administrative expenses as a percent of minimum and percentage rents increased to 9.7% for the year ended December 31, 2000 from 8.9% for the year ended December 31, 1999. This increase is primarily a result of a reduction in capitalized compensation and other costs related to development projects of approximately $1.1 million offset by the forfeiture and reversal of previously expensed equity awards associated with the resignation of two executive officers.

Corporate investigation and legal costs incurred during the year ended December 31, 2000 of $3.2 million represent the professional fees incurred by the Company primarily as a result of the investigation by the SEC and the class action and shareholder derivative lawsuits. See “Contingencies” below for further discussion.

Severance expense incurred during the year ended December 31, 2000 of $3.7 million represents payments to certain former executive officers of the Company who resigned during the year ended December 31, 2000.

Impairment losses for the year ended December 31, 2000 of $18.9 million represent $9.8 million in charges related to operating shopping centers held for sale, $2.1 million in charges related to non-operating land, $5.5 million in charges related to real estate assets held for use the fair values of which exceeded carrying value and $1.5 million in charges related to an impaired note receivable. See “Significant Accounting Policies” below for further discussion.

Settlement expense for the year ended December 31, 1999 of $5.6 million represents charges related to the settlement of discrepancies in cost and other information underlying certain leases and real estate sales agreements with Wal-Mart and Lowe’s. No such amounts were recorded in 2000.

Interest expense, net of capitalized amounts, increased $6.8 million or 36.9% to $25.2 million for the year ended December 31, 2000 from $18.4 million for the same period in 1999. This increase results from an increase in average debt balances between 2000 and 1999, an increase in interest rates on the Company’s lines of credit and term loan and an increase in amortization of deferred loan costs related to fees and expenses associated with amending its credit facilities (see “Liquidity and Capital Resources” below).

Equity in net loss of unconsolidated entities decreased $825,000 or 21.7% to $3.0 million for the year ended December 31, 2000 from $3.8 million for the same period in 1999. The net loss results primarily from the following: (1) a decrease in rental revenues as a result of the sale of two operating assets; (2) impairment losses totaling $2.2 million recognized on land held for sale; (3) carrying costs associated with an increase in land held for sale or future development; and (4) the recording of a valuation allowance of $5.4 million on deferred tax assets at JDN Development. These decreases and charges were offset by operating increases in gains on land sales and reductions in expenses.

Net gain on real estate sales for the year ended December 31, 2000 of $14.7 million represents a net gain on the sale of 11 shopping center properties and two vacant parcels of land. Net gain on real estate sales for the year ended December 31, 1999 of $18.6 million represents a net gain on the sales of five shopping center properties.

Discontinued operations for the years ended December 31, 2000 and 1999 of $1.6 million and $516,000, respectively, represent the net operating income of four of the Company’s operating shopping centers and four ground leases that were sold during the six months ended June 30, 2002 or were held for sale as of June 30, 2002.

Significant Accounting Policies

In February 2002, the SEC issued Financial Reporting Release No. 60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies (“FR-60”). FR-60 encouraged public companies to include a discussion of critical accounting policies or methods that require management’s most difficult, subjective or complex judgements. As these judgements increase in difficulty, subjectivity, or complexity, the certainty of financial statements may decrease. Note 1 of the consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of the Company’s consolidated financial statements. The following is a brief discussion of the more significant accounting policies and methods used by the Company.

Allocation of Capitalized Project Costs:    The Company capitalizes construction costs, property taxes, interest and other miscellaneous costs that are directly identifiable with a project from pre-acquisition until construction is complete and the development is ready for its intended use, in accordance with SFAS No. 67 and SFAS No. 34. The Company allocates the capitalized project costs to the various components of the project based on the components’ relative fair value. The Company’s cost allocation method requires the use of management estimates regarding the fair market value of each project component. Management bases its estimates on current market appraisals, comparable sales, existing sale and purchase contracts, historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the fair market value of real estate assets. Actual results may differ from these estimates under different assumptions or conditions, which would alter the gain or loss on disposition of the individual project components. The Company’s initial cost allocation is periodically revised to reflect current estimates and new information as to the realized values of the project’s components.

On January 1, 2002, the Company adopted SFAS No. 144. Under the new guidance, management reviews long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates the carrying amount of the asset may not be recoverable and the future undiscounted cash flows expected to be generated by the asset are less than its carrying amount. If such assets are considered to be impaired, the Company records impairment losses and reduces the carrying amount of impaired assets to an amount that reflects the fair value of the assets at the time impairment is evident. Management also reviews estimated selling prices of assets held for sale and records impairment losses to reduce the carrying amount of assets held for sale when the carrying amounts exceed the estimated selling prices less costs to sell. The Company’s impairment review process relies on management’s judgement regarding the indicators of impairment, the remaining lives of assets used to generate assets’ undiscounted cash flows, and the fair value of assets at a particular point in time. Management uses historical experience, current market appraisals, and various other assumptions to form the basis for making judgments about the impairment of real estate assets. Under different assumptions or conditions, the asset impairment analysis may yield a different outcome, which would alter the gain or loss on the eventual disposition of the asset.

Funds From Operations

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. to mean net income, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from debt restructuring, sales of depreciable property cumulative effect of changes in accounting principles and results of discontinued operations not related to real estate assets sold, transferred or held for sale, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash provided by operating activities, investing activities and financing activities, it provides investors with an indication of the Company’s ability to make capital expenditures and to fund other cash needs. The

Company’s method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash provided by operating activities as defined by GAAP, should not be considered an alternative to net income (determined in accordance with GAAP) as an indication of operating performance and is not indicative of cash available to fund all cash flow needs, including the Company’s ability to make cash distributions. The Company has presented below the calculation of FFO for the periods indicated:

	Years Ended December 31,
	2001	2000	1999
Net income (loss) attributable to common shareholders	$(8,818)	$18,809	$48,363
Depreciation of real estate assets	19,726	19,181	20,739
Amortization of tenant allowances and tenant improvements	438	258	220
Amortization of deferred leasing commissions	824	564	531
Impairment losses on shopping centers held for sale	818	15,409	90
Net gain on real estate sales	(16,686)	(14,712)	(18,627)
Extraordinary item	1,608	—	—
Cumulative effect of change in accounting principle	280	—	—
Adjustments related to unconsolidated entities	244	(1,764)	877

FFO	$(1,566)	$37,745	$52,193

Development

The Company’s primary business has historically been to develop shopping centers anchored by value-oriented, necessity-item retailers such as Lowe’s, Wal-Mart, Kroger and Kohl’s. Through December 31, 2001, the Company and its predecessors had developed or jointly developed 202 shopping center projects with the retailers noted above in addition to other secondary anchor tenants such as PetsMart, Staples and TJ Maxx. The Company expects to continue to pursue development opportunities with the types of retailers with which it has traditionally worked while increasing its focus on grocers and grocery anchored shopping centers. The Company’s Investment Committee, comprised of the Company’s Chief Executive Officer, the Chief Financial Officer, the President of JDN Development and other key members of the Company’s management team, reviews and authorizes funds for new projects and substantial changes to existing projects to assure compliance with the Company’s investment objectives. The Investment Committee is focused on developments primarily for credit-worthy anchor tenants in high barrier-to-entry markets with demographic attributes that will result in favorable rates of returns on the Company’s investments. Management believes that the Company’s focus on location combined with developing for retailers who are leaders in their local markets will enable the Company to achieve rates of return on its investments in shopping center properties consistent with the Company’s objectives. During 2001, the Company’s Investment Committee approved four shopping center projects, including the purchase of a 49% economic interest in a limited liability company which operates a newly completed shopping center in a suburb of Atlanta, Georgia. As a result of the Investment Committee adopting more selective criteria in connection with new developments, along with other factors, such as increased cost of capital, management changes and changing relations with retail customers, the number of approved projects decreased in 2001 from previous years. Management expects the Investment Committee to approve approximately 8 to 10 projects in 2002. However, there can be no assurances that the volume of the Company’s new development activities will increase as expected, which may have an adverse affect on the Company’s future revenue, growth rate of net income and FFO.

Leasing and Tenant Information

The Company’s operating portfolio was 94.4% leased as of December 31, 2001, 95.8% leased as of December 31, 2000 and 95.2% leased as of December 31, 1999. The decrease from 2000 to 2001 resulted primarily from the disposition of 17 operating shopping centers with high rates of occupancy and a 112,000 square foot anchor vacancy at the Company’s shopping center in Ocala, Florida. The increase from 1999 to 2000 is primarily attributable to the leasing of a portion of a previously vacant anchor space at one of the Company’s shopping center properties. The 59 properties that the Company owned and operated for all of 2000 and 2001 were 95.0%, 96.8% and 95.4% leased as of December 31, 2001, 2000 and 1999, respectively.

The Company derives the majority of its rental income and development activities from the retail industry and, as such, is exposed to adverse trends or events affecting segments of the retail industry. As of December 31, 2001, the Company was primarily exposed to the following segments of the retail industry:

Type of Retailer	Percent of Annualized Base Rent
Home Improvement	16.2%
Supermarket	11.8%
Restaurant	9.3%
Discount	7.8%
Discount Department Store	5.5%
Apparel	4.6%
Office Supplies	4.6%
Electronics	3.0%
Home Goods	2.8%
Pet Supplies	2.5%
Arts and Crafts	2.5%
Sports	2.5%
Footwear	1.8%
Drug Store	1.4%

Management is uncertain how the Company’s tenants will fare during the current economic environment. Management believes that the Company is reasonably well positioned and will not be materially affected by this environment. Traditionally, the supermarket, discount, discount department store and drug store retailers, representing in the aggregate 26.5% of Company ABR, perform well during recessionary and early stage recovery periods as compared to other retailers’ segments. In addition, within the home improvement segment, Lowe’s, an investment grade rated company, comprises 16.0% of Company ABR.

Recent same store sales data show that certain apparel, office supply and footwear retailers, representing in the aggregate 11.0% of Company ABR, are not meeting analysts’ expectations and these segments could continue to deteriorate in the current environment. Should these segments continue to experience lower than expected same store sales or if other segments with significant Company exposure begin to suffer in the current economic environment, tenants may have difficulty honoring their existing lease obligations. Additionally, a sustained slowing of the retail industry may affect the Company’s ability to attract future tenants to its newly developed shopping centers, as certain retailers may curb expansion plans. The effect of these uncertainties could have an adverse effect on the Company’s results of operations.

On January 22, 2002, Kmart Corporation, an anchor tenant in five of the Company’s wholly or jointly owned shopping centers, filed for Chapter 11 bankruptcy. Under Chapter 11 bankruptcy protection, Kmart has the ability to affirm or reject pre-petition lease agreements. As of March 15, 2002, Kmart has rejected one of the Company’s five leases, representing approximately $327,000 of Company ABR. The remaining four leases represent approximately 2.5% of Company ABR and 3.6% of Company GLA. There can be no assurance that Kmart will accept the Company’s other four leases or that the remaining leases will not be accepted under reduced rental rates. Rejection of any or all of the Company’s remaining Kmart leases could have an adverse effect on the Company’s results of operations.

Liquidity and Capital Resources

Sources and Uses of Funds

Historically, the Company’s primary sources of funds have been cash provided by operating activities, proceeds from lines of credit, term debt, secured mortgage notes payable, debt and equity offerings, and sales of real estate. The Company’s primary uses of funds have historically been development and redevelopment and acquisition of shopping center properties, distributions to shareholders, repayment of outstanding indebtedness, repurchase of common stock, scheduled debt amortization, leasing costs and capital improvements to its existing shopping center properties. The Company generally has used cash provided by operating activities to fund its distributions to shareholders, capital improvements to existing properties and scheduled debt amortization. The Company has used proceeds from its lines of credit, term debt, secured mortgage notes payable, debt and equity offerings and real estate sales to repay outstanding indebtedness, to repurchase common stock and to fund its ongoing development, redevelopment and acquisition activities.

During 2001, the Company incurred $145.9 million in development costs, $16.8 million to satisfy the cash portion of the class action and derivative settlements, $1.1 million in legal fees related to such litigation and $6.0 million in financing fees on the Company’s 2001 secured credit facility and mortgage note payable. To fund these activities, the Company sold all or portions of 17 shopping centers and 47 vacant parcels of land for net proceeds of approximately $114.0 million and $51.1 million, respectively, and utilized available credit on the secured credit facility.

Indebtedness

As of December 31, 2001, the Company’s indebtedness consisted of the following:

	Principal Balance	Effective Interest Rate		Maturity Date	Percent of Total Indebtedness	Months to Maturity
	(in thousands)
Fixed Rate
Mandatory Par Put Remarketed Securities (“MOPPRS”)	$75,000	7.08	%(1)	31-Mar-03	13.4%	15
Mortgage note payable—Richmond, Kentucky	5,835	7.63	%(2)	01-Dec-03	1.0%	23
Seven Year Notes	74,908	7.10	%(1)	01-Aug-04	13.3%	31
Ten Year Notes	84,851	7.23	%(1)	01-Aug-07	15.1%	67
Mortgage note payable—Milwaukee, Wisconsin	4,094	7.75%		01-Aug-09	0.7%	91
Mortgage note payable—Jackson, Mississippi	6,510	9.25	%(3)	01-Mar-17	1.2%	182
Mortgage note payable—Marietta, Georgia	10,472	7.72	%(1)	15-Nov-17	1.9%	191
Mortgage note payable—Lilburn, Georgia	11,986	6.74	%(1)	10-Feb-18	2.1%	193
Mortgage note payable—Woodstock, Georgia	11,304	6.63	%(1)	15-Apr-18	2.0%	196
Mortgage note payable—Hendersonville, Tennessee	10,280	7.71	%(1)	15-Jan-19	1.8%	205
Mortgage note payable—Alpharetta, Georgia	12,881	6.70	%(1)	15-Apr-19	2.3%	208

	308,121	7.19%			54.9%	72
Floating Rate(4)
Revolving Line of Credit	80,000	7.17	%(5)	31-Dec-02	14.3%	12
Term Loan	150,000	8.23	%(5)	31-Dec-02	26.7%	12
Mortgage note payable—Denver, Colorado	23,000	5.09	%(6)	31-May-02	4.1%	5

	253,000	7.61%			45.1%	11

	$561,121	7.38%			100.0%	45

(1)	Represents stated rate plus amortization of deferred loan costs.
(2)	The interest rate on this note is adjusted on December 1 of each year.
(3)	The Company prepaid this note in full in March of 2002. The Company did not incur any prepayment penalties in association with the loan prepayment.
(4)
Floating rate debt exposure is limited through investment in financial derivatives. As of December 31, 2001, the $150,000 term loan and $50,000 of the revolving line of credit were hedged with interest rate swaps that effectively fix the underlying LIBOR rate at 4.62% and 3.585%, respectively.

(5)	Represents stated rate of LIBOR plus 2.25% plus interest rate swap differential and amortization of deferred loan costs.
(6)	Represents stated rate of LIBOR plus 2.00% plus amortization of deferred loan costs.

The Revolving Line of Credit and Term Loan are a part of a $300.0 million secured credit facility with a bank group (the “Secured Credit Agreement”) that is scheduled to mature December 31, 2002. The Company may extend the term until January 1, 2003 provided that the Company is in compliance with its terms.

Interest on loans made pursuant to the Secured Credit Agreement ranges from LIBOR plus 1.75% to LIBOR plus 2.25%, based upon the Company’s leverage and credit quality or, at the Company’s discretion, the agent’s prime lending rate. As of December 31, 2001, the Company had $20 million available under the Revolving Line of Credit.

The Secured Credit Agreement provides that the loans thereunder be secured by first priority security interests in certain of the Company’s retail shopping center properties. As of December 31, 2001, there were 52 properties valued at approximately $497.6 million securing these loans. The Secured Credit Agreement contains certain requirements for each property within the Borrowing Base Properties (as defined in the Secured Credit Agreement) and certain value and occupancy requirements for the Borrowing Base in the aggregate. The Company may, however, add, remove or substitute certain of its other properties as Borrowing Base Properties subject to the conditions set forth in the Secured Credit Agreement.

The Secured Credit Agreement contains financial covenants including, but not limited to, a liabilities-to-assets ratio, fixed charges coverage ratios and a net worth covenant. In addition, the Secured Credit Agreement restricts the amount of distributions to the Company’s shareholders to 95% of the Company’s funds from operations (as defined in the Secured Credit Agreement), subject to certain exceptions, including additional distributions necessary to maintain its REIT status.

Effective June 30, 2001, the Secured Credit Agreement was amended (the “Secured Credit Agreement Amendment”). The Secured Credit Agreement Amendment reduced the net worth covenant, reduced the fixed charges coverage ratio minimum and changed the definition of EBITDA to exclude gains and losses from land sales.

During 2001, the Company entered into two interest rate swap contracts with notional amounts of $150 million and $50 million, respectively, that convert its variable interest payments on the term loan and $50 million of the revolving line of credit to fixed interest payments by effectively fixing the underlying LIBOR rate at 4.62% and 3.585%, respectively. These swaps have been designated and qualify under the provisions of SFAS No. 133 as cash flow hedges, and the Company has determined that they are effective in offsetting the variable interest cash flows on the related debt instruments. The fluctuations in the fair value of the interest rate swaps are included in accumulated other comprehensive loss, a component of shareholders’ equity, and other liabilities in the consolidated balance sheets.

Future Sources and Uses of Funds

The Company believes that cash provided by operating activities will be sufficient to fund its required distributions to shareholders, improvements to the Company’s operating shopping centers, leasing costs and scheduled debt amortization.

The most significant expected use of capital for the Company is its development activities. As of December 31, 2001, the Company had 21 projects under construction and has approved land acquisition and construction during 2002 on two additional projects. The Company expects that the capital required to fund the future costs of these 23 projects, net of estimated construction reimbursements and expected land sales to retailers who will build and own their space in these projects, is approximately $112.2 million. These future costs are expected to be incurred during the remainder of 2002 through 2004. This projected capital requirement includes a number of assumptions including commitments by anchor and secondary anchor tenants. If some or all of these tenants do not execute leases, management anticipates that the amount required to finance these projects will be less. In addition, the Company intends to commence construction of other projects in 2002 requiring additional capital during the remainder of 2002 through 2004.

The Company expects the sale of all or portions of operating shopping center properties in addition to the sale of various parcels of land adjacent to its operating properties to be a significant source of capital for the Company to fund its development activities. As of December 31, 2001, the Company had two shopping centers with an aggregate net book value of approximately $15.2 million under contract to sell for estimated aggregate proceeds of approximately $16.1 million, one of which closed on February 25, 2002 netting proceeds of approximately $2.9 million. The Company expects to begin marketing for sale additional shopping centers that are expected to close during the remainder of 2002. Additionally, as of December 31, 2001, the Company had 15 vacant land parcels with an aggregate book value of approximately $13.0 million under contract to sell for aggregate proceeds of approximately $15.8 million. The closing of these transactions is dependent upon, among other things, completion of due diligence and the ability of some of the purchasers to successfully obtain financing. Therefore, there can be no assurance that any of these transactions will close when expected or at all.

The Company also expects to obtain construction loans on certain development projects to help fund its development activities. As of December 31, 2001, the Company had commitments to obtain two construction loans expected to net proceeds of $40.0 million. The ability to obtain construction loans will be dependent upon a number of factors, including achievement of adequate pre-leasing and satisfaction of any environmental, title or other issues with respect to the underlying real estate. Also, the Company may issue additional equity securities to help fund its development activities and required distributions to shareholders.

In addition to its operating and development liquidity needs, the Company has significant amounts of debt maturing in 2002 and 2003. The Secured Credit Agreement ($230.0 million outstanding at December 31, 2001) and a $23.0 million loan secured by a shopping center in Denver, Colorado mature in 2002. In addition, in March 2003, $75.0 million in unsecured notes payable are subject to mandatory tender. In addition, as a result of the loss of its investment grade credit rating, the Company may be required to pay a yield maintenance penalty to the Remarketing Agent of these notes on or before the mandatory tender date. The Company expects to refinance the $23.0 million loan on a long-term basis during the second quarter of 2002. The Company expects to refinance the Secured Credit Agreement prior to its maturity with members of its existing bank group. The Company is evaluating its alternatives with respect to the maturity of the $75.0 million in unsecured notes. Currently, the Company expects to repay the unsecured note obligation with availability under its Revolving Line of Credit. In order to create availability under the Revolving Line of Credit, the Company may choose one or more of the following options:

•	The sale of one or more of its development projects;

•	The sale of additional operating properties;

•	The closing of non-recourse credit tenant loans on one or more of its properties;

•	The closing of long-term mortgage loans on one or more of its unencumbered shopping centers.

In addition, the Company may consider issuing common or preferred equity securities.

As previously announced, the Company is continuing to review its various strategic and financing alternatives with the assistance of its financial advisor, Lazard Freres & Co. These alternatives could include merger with another company, sale of assets or stock to another entity, refinancing with debt or equity, various joint venture structures or the continued operation of the Company on an independent basis. There can be no assurances that any strategic or financing transaction, including any merger or sale of the Company, will be consummated, and there is no assurance regarding the terms or conditions, including any consideration that might be received by the Company or its shareholders, in any such transaction.

Based on the information above, management believes that the Company will generate funds sufficient to complete its current and future development pipeline and to refinance maturing obligations. However, if the Company is unsuccessful in raising capital adequate to fund its development activities or refinance its maturing debt obligations, it will be required to discontinue the funding of some or all of its projects and will be required to liquidate some or all of its projects or some of its operating assets on potentially unfavorable terms. These unfavorable terms could result in significant losses upon liquidation and would have an adverse impact on future rental income, FFO and the Company’s ability to continue the level of its current distributions to holders of its common stock.

As of December 31, 2001, the Company’s indebtedness requires the following payments in the future:

Year ending December 31,	Expiring Debt		Percent of Debt Expiring
2002	$255,468	(1)	45.5%
2003	83,127		14.8%
2004	77,560		13.8%
2005	2,853		0.5%
2006	3,069		0.5%
2007	88,152		15.7%
2008	3,550		0.6%
2009	3,581		0.7%
2010	3,355		0.6%
2011	3,695		0.8%
Thereafter	36,711		6.5%

	$561,121		100.0%

(1)	The Secured Credit Agreement, representing $230,000 of debt maturing in 2002,may be extended until January 1, 2003, provided the Company is in compliance with the terms of the agreement.

With respect to maturing obligations beyond 2003, management will evaluate various alternatives and select the best available options based on market conditions at the time. There can be no assurance, however, that the debt or equity capital markets will be favorable or available in the future, and unfavorable or unavailable markets could limit the Company’s ability to continue to operate its business as it has in the past, complete development projects or repay or refinance maturing debt.

Derivatives and Market Risk

The Company is exposed to market risk from changes in interest rates on its indebtedness, which could impact its financial condition and results of operations. The Company manages its exposure to these market risks through its regular operating and financing activities. The Company manages its ratio of fixed to floating rate debt with the objective of achieving a mix that management believes is appropriate. The Company has and may from time to time in the future enter into interest rate swap agreements or interest rate cap agreements in an attempt to hedge its exposure to fluctuating interest rates. Management does not foresee or expect any significant changes in its exposure to interest rate fluctuations or in how such exposure is managed in the near future. The Company intends to use derivative financial instruments as risk management tools and not for speculative or trading purposes.

As of December 31, 2001, the Company had two interest rate swap agreements and one interest rate cap agreement as described below:

Description of Agreement	Notional Amount	Strike Price	Effective Date	Termination Date	Fair Value
LIBOR, 30-day “Rate Cap”	$100,000,000	7.25%	8/20/2000	8/21/2002	$—
LIBOR, 30-day “Rate Swap”	$150,000,000	4.62%	3/29/2001	12/31/2002	$(3,544,000)
LIBOR, 30-day “Rate Swap”	$50,000,000	3.59%	9/11/2001	12/31/2002	$(722,000)

In conjunction with the closing of the Secured Credit Agreement, the Company entered into an interest rate swap agreement at a strike price of 4.62% on $150.0 million of the Company’s floating rate debt. The swap expires on December 31, 2002. Additionally, in the third quarter of 2001, the Company entered into a second interest rate swap agreement with a notional amount of $50 million that converts its variable interest payments on $50 million of the revolving line of credit to fixed interest payments by effectively fixing the underlying LIBOR rate at 3.585%.

The Company’s future earnings, cash flows and fair values of financial instruments are primarily dependent upon market rates of interest such as LIBOR. Utilizing the Company’s internal earnings projection model and based upon consolidated indebtedness and interest rates at December 31, 2001 (see “Indebtedness” above), a hypothetical immediate 1.0% increase in interest rates would decrease future annual earnings by approximately $512,000, cash flows by approximately $727,000 and fair value of debt by approximately $8.7 million.

Contingencies

During 2001, the Company and certain current and former officers and directors of the Company were subject to a consolidated class action lawsuit (the “Consolidated Class Action”) pending before the United States District Court for the Northern District of Georgia (the “Federal Court”). The Consolidated Class Action alleged that the defendants violated certain federal securities laws and participated in making material misstatements or omissions in public filings. On July 6, 2001, the Company, the current officers and directors named in the lawsuit, and certain former officers of the Company reached an agreement with the plaintiffs to settle the Consolidated Class Action.

The terms of the settlement of the Consolidated Class Action are set forth in detail in the Stipulation and Agreement of Settlement filed with the Federal Court on August 14, 2001 (the “Class Action Settlement Agreement”). A Letter Agreement pertaining to the settlement terms was filed with the Securities and Exchange Commission (“SEC”) in a filing on Form 8-K on July 30, 2001. Under the terms of the Class Action Settlement Agreement, the Company and JDN Development agreed to pay the plaintiffs approximately $16.8 million in cash and to issue 1,681,568 shares of the Company’s common stock. In addition, the Company and JDN Development agreed to provide a $4.0 million guarantee that class members will receive a minimum of $7.5 million by virtue of recoveries from or settlements with certain former officers and directors not dismissed from the Consolidated Class Action as well as the Company’s former outside legal counsel, McCullough Sherrill, L.L.P. and certain of McCullough Sherrill’s individual lawyers (the “Non-Settling Parties”). Moreover, the Company agreed to take action against such parties to recover damages it believes the Company has suffered as a result of their actions. Accordingly, on June 15, 2001 the Company filed claims in the Superior Court of Fulton County, Georgia against certain former officers of the Company, ALA Associates, Inc., McCullough Sherrill and certain of its individual lawyers. The first $8.0 million of amounts received from third parties in either the Consolidated Class Action or the actions brought by the Company will go to the class members, and amounts received in excess of $3.5 million will reduce the Company’s $4.0 million guarantee dollar-for-dollar. Amounts recovered in excess of $8.0 million, if any, will be divided, with one-third of any such recoveries going to the Company and two-thirds going to the class members. In addition, the Class Action Settlement Agreement contains certain restrictions on the issuance of common stock below $11.70 per share and below $13.50 per share until certain dates and/or events set forth in the Class Action Settlement Agreement have occurred. The Class Action Settlement Agreement also provides for a full release of the Company and JDN Development from all claims asserted in the Consolidated Class Action or that could have been asserted based on or in connection with the facts underlying the consolidated complaint.

The settlement of the Consolidated Class Action on the terms set forth in the Class Action Settlement Agreement received final approval by the Federal Court on November 15, 2001. However, certain members of the class opted out of the lawsuit, and there can be no assurance that any of those individuals will not name the Company and/or JDN Development as parties to additional lawsuits. The Company funded the cash portion of the settlement on November 2, 2001 and issued the stock portion of the Class Action Settlement Agreement on December 14, 2001. The $4.0 million guaranty payment referred to above was paid on March 15, 2002. Any amounts received from one or more of the Non-Settling Parties subsequent to that date exceeding $3.5 million in the aggregate will be paid back to the Company, reducing the $4.0 million payment dollar-for-dollar.

During 2001, the Company was also subject to shareholder derivative lawsuits in Federal Court and in Fulton County Superior Court, that named the Company as a nominal defendant and raised claims against certain current and former members of management and the Company’s board of directors. A similar suit was filed in State Court of Fulton County naming Ernst & Young LLP, the Company’s auditors, in addition to the above-referenced defendants (collectively, the “Derivative Actions”). The complaints filed in the Derivative Actions alleged claims for breach of fiduciary duty, abuse of control, waste of corporate assets, unjust enrichment and gross mismanagement. The plaintiffs, on behalf of the Company, sought injunctive relief, compensatory and punitive damages and disgorgement of all profits and gains by the individual defendants. On July 26, 2001, the Company and certain of the individual defendants reached an agreement to settle the Derivative Actions on terms set forth in a Stipulation of Settlement of Derivative Actions filed with the Federal Court on September 26, 2001 (the “Derivative Settlement Agreement”). A Memorandum of Understanding pertaining to the settlement terms was filed with the SEC in a filing on Form 8-K on July 30, 2001. Under the terms of the Derivative Settlement Agreement, the Company agreed to formalize certain corporate governance policies and to pay the plaintiffs’ attorneys’ fees using 248,000 shares of the Company’s common stock. The settlement received final approval by the Federal Court on November 15, 2001 and the shares were issued on December 14, 2001.

The Company recorded a settlement expense of $43.4 million related to the settlement of the Consolidated Class Actions and the Derivative Actions for the year ended December 31, 2001. In addition, the Company recorded $1.5 million in legal and other costs that the Company expects to incur related to the aforementioned settlements.

On February 20, 2002, the SEC entered an Order accepting the terms of an offer of settlement previously submitted by the Company in connection with a formal investigation initiated by the SEC regarding the Company in 2000. Under the terms of the settlement, the Company agreed to entry of the Order, which does not include any monetary fine, directing it to cease and desist from committing or causing any violation or any future violation of certain provisions of the federal securities laws. The Company consented to the issuance of the Order without admitting or denying the findings sets forth in the SEC’s Order.

The Company is from time to time a party to other legal proceedings that arise in the ordinary course of its business. The Company is not currently involved in any litigation in addition to the lawsuits described above the outcome of which would, in management’s judgement based on information currently available, have a material adverse effect on the results of operations or financial condition of the Company, nor is management aware of any such litigation threatened against the Company.

Inflation

The Company’s leases generally contain provisions designed to mitigate the adverse impact of inflation on net income. These provisions include clauses enabling the Company to pass through to tenants certain operating costs, including real estate taxes, common area maintenance, utilities and insurance, thereby reducing the Company’s exposure to increases in costs and operating expenses resulting from inflation. Certain of the Company’s leases contain clauses enabling the Company to receive percentage rents based on tenants’ gross sales, which generally increase as prices rise, and, in certain cases, escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the Company’s non-anchor leases are for terms of less than ten years, which permits the Company to seek increased rents upon re-leasing at higher market rates.

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk.

Information on quantitative and qualitative disclosure about market risk is included in Part II, Item 7 of this Annual Report on Form 10-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Derivatives and Market Risk.”

Item 8.    Financial Statements and Supplementary Data.

The financial statements and supplementary data required under Regulation S-X and listed in Item 14(a)(1) below are included in a separate section of this report.

JDN REALTY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000
(dollars in thousands, except per share data)
ASSETS
Shopping center properties, at cost:
Land	$289,296	$208,653
Buildings and improvements	624,759	626,042
Property under development	188,484	45,020

	1,102,539	879,715
Less: accumulated depreciation and amortization	(88,152)	(80,113)

Shopping center properties, net	1,014,387	799,602
Cash and cash equivalents	—	9,277
Restricted cash—escrow	1,815	102
Accounts receivable, net of allowance for doubtful accounts of $1,198 and $732 in 2001 and 2000, respectively	17,160	11,511
Investments in and advances to unconsolidated entities:
JDN Development Company, Inc. and related partnerships	—	246,799
Other	12,628	—
Deferred costs, net of amortization	6,238	6,039
Other assets	13,235	10,633

	$1,065,463	$1,083,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Unsecured notes payable	$234,759	$234,697
Secured lines of credit and term loan	230,000	242,000
Mortgage notes payable	96,362	97,444
Accounts payable and accrued expenses	27,633	14,558
Other liabilities	14,191	5,151

Total liabilities	602,945	593,850
Third party investors’ interest	2,999	3,504
Shareholders’ Equity
Preferred stock, par value $.01 per share—authorized 20,000,000 shares: 9 3/8% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25 per share, issued and outstanding 2,000,000 shares in 2001 and 2000, respectively	20	20
Common stock, par value $.01 per share—authorized 150,000,000 shares, issued and outstanding 34,795,045 and 32,867,354 shares in 2001 and 2000, respectively	348	329
Paid-in capital	475,264	489,289
Accumulated other comprehensive loss	(4,266)	—
Accumulated deficit	(11,847)	(3,029)

	459,519	486,609

	$1,065,463	$1,083,963

See accompanying notes

JDN REALTY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2001	2000	1999
(in thousands, except per share data)
Revenues:
Minimum and percentage rents	$85,470	$89,304	$92,335
Recoveries from tenants	14,602	12,569	13,163
Other revenue	881	1,907	68

Total revenues	100,953	103,780	105,566
Operating expenses:
Operating and maintenance	10,189	8,610	8,310
Real estate taxes	8,263	6,571	6,919
General and administrative	11,341	8,677	8,170
Corporate investigation and legal costs	982	3,159	—
Severance expense	—	3,711	—
Impairment losses	1,841	18,882	90
Depreciation and amortization	21,016	20,262	21,939
Settlement expense	45,788	—	5,610

Total operating expenses	99,420	69,872	51,038

Income from operations	1,533	33,908	54,528
Other income (expense):
Interest expense, net	(30,523)	(25,520)	(18,423)
Other income, net	21	1,980	1,818
Equity in net loss of unconsolidated entities	(150)	(2,976)	(3,800)

Income (loss) from continuing operations before minority interest in net income of consolidated subsidiaries, and net gain on real estate sales	(29,119)	7,392	34,123
Minority interest in net income of consolidated subsidiaries	(169)	(222)	(215)

Income (loss) from continuing operations before net gain on real estate sales	(29,288)	7,170	33,908
Net gain on real estate sales
Operating	16,686	14,712	18,627
Non-operating	8,631	—	—

Income (loss) from continuing operations	(3,971)	21,882	52,535
Discontinued operations:
Income from operating properties sold or held for sale	2,049	1,615	516
Impairment loss on operating properties sold or held for sale	(320)	—	—

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	(2,242)	23,497	53,051
Extraordinary item	(1,608)	—	—

Income (loss) before cumulative effect of change in accounting principle	(3,850)	23,497	53,051
Cumulative effect of change in accounting principle	(280)	—	—

Net income (loss)	(4,130)	23,497	53,051
Dividends to preferred shareholders	(4,688)	(4,688)	(4,688)

Net income (loss) attributable to common shareholders	$(8,818)	$18,809	$48,363

Income (loss) per common share—basic:
Income (loss) from continuing operations (net of taxes and preferred dividends)	$(0.26)	$0.53	$1.44
Discontinued operations	0.05	0.05	0.02
Extraordinary item	(0.05)	—	—
Cumulative effect of change in accounting principle	(0.01)	—	—

Net income (loss) attributable to common shareholders	$(0.27)	$0.58	$1.46

Income (loss) per common share—diluted:
Income (loss) from continuing operations (net of taxes and preferred dividends)	$(0.26)	$0.53	$1.42
Discontinued operations	0.05	0.05	0.02
Extraordinary item	(0.05)	—	—
Cumulative effect of change in accounting principle	(0.01)	—	—

Net income (loss) attributable to common shareholders	$(0.27)	$0.58	$1.44

Dividends per common share	$1.140	$1.295	$1.545

See accompanying notes

JDN REALTY CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Preferred Stock	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
(in thousands, except per share data)
Balance, January 1, 1999	$20	$327	$521,036	$—	$(7,089)	$514,294
Issuances of common stock	—	11	11,990	—	—	12,001
Repurchases of common stock	—	(4)	(6,990)	—	—	(6,994)
Distributions to preferred shareholders ($2.34 per share)	—	—	—	—	(4,688)	(4,688)
Distributions to common shareholders ($1.55 per share)	—	—	(7,532)	—	(44,303)	(51,835)
Net income	—	—	—	—	53,051	53,051

Balance, December 31, 1999	$20	$334	$518,504	$—	$(3,029)	$515,829
Issuances of common stock	—	5	1,610	—	—	1,615
Retirement of restricted common stock	—	(6)	(291)	—	—	(297)
Repurchases of common stock	—	(4)	(6,839)	—	—	(6,843)
Distributions to preferred shareholders ($2.34 per share)	—	—	—	—	(4,688)	(4,688)
Distributions to common shareholders ($1.30 per share)	—	—	(23,695)	—	(18,809)	(42,504)
Net income	—	—	—	—	23,497	23,497

Balance, December 31, 2000	$20	$329	$489,289	$—	$(3,029)	$486,609
Issuances of common stock	—	20	24,277	—	—	24,297
Retirement of restricted common stock	—	(1)	(314)	—	—	(315)
Distributions to preferred shareholders ($2.34 per share)	—	—	—	—	(4,688)	(4,688)
Distributions to common shareholders ($1.14 per share)	—	—	(37,988)	—	—	(37,988)
Components of comprehensive loss:
Net loss	—	—		—	(4,130)	(4,130)
Fair value of derivatives adjustment				(4,266)		(4,266)

Comprehensive loss						(8,396)

Balance, December 31, 2001	$20	$348	$475,264	$(4,266)	$(11,847)	$459,519

See accompanying notes

JDN REALTY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2001	2000	1999
(in thousands)
Cash flows from operating activities
Net income (loss)	$(4,130)	$23,497	$53,051
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	20,693	19,543	21,002
Amortization	6,335	3,499	2,507
Equity in net loss of unconsolidated entities	150	2,976	3,800
Minority interest in net income of consolidated subsidiaries	169	222	215
Net gain on real estate sales	(25,317)	(14,712)	(18,627)
Impairment losses	2,161	18,882	90
Settlement expense	22,653	—	5,610
Extraordinary item	1,608	—	—
Cumulative effect of change in accounting principle	280	—	—
Changes in assets and liabilities:
Accounts receivable	(1,411)	(928)	(3,164)
Other assets	104	310	(515)
Accounts payable and accrued expenses	5,009	(1,235)	(4,703)
Other liabilities	8,216	602	(470)

Net cash provided by operating activities	36,520	52,656	58,796
Cash flows from investing activities
Development and redevelopment of shopping center properties	(145,902)	(33,639)	(205,085)
Improvements to shopping center properties	(1,225)	(2,134)	(984)
Investments in and advances to unconsolidated entities	(1,156)	(96,089)	(6,468)
Proceeds from real estate sales	165,122	99,459	61,972
Other	2,933	(1,295)	2,197

Net cash provided by (used in) investing activities	19,772	(33,698)	(148,368)
Cash flows from financing activities
Proceeds from line of credit and term loan	401,900	204,596	529,040
Proceeds from mortgages and notes payable	23,000	—	61,254
Principal payments on line of credit and term loan	(413,900)	(197,596)	(442,559)
Principal payments on mortgages and notes payable	(27,344)	(2,744)	(1,648)
Repurchases of common stock	—	(6,843)	(6,995)
Distributions paid to preferred shareholders	(4,688)	(4,688)	(4,688)
Distributions paid to common shareholders	(37,988)	(42,504)	(51,835)
Proceeds from deferred exchange of properties	—	40,476	—
Net proceeds from issuance of common stock	—	—	11,225
Payments for deferred loan financing charges	(6,020)	(2,454)	(2,072)
Other	(529)	—	(74)

Net cash provided by (used in) financing activities	(65,569)	(11,757)	91,648

Increase (decrease) in cash and cash equivalents	(9,277)	7,201	2,076
Cash and cash equivalents, beginning of period	9,277	2,076	—

Cash and cash equivalents, end of period	$—	$9,277	$2,076

See accompanying notes

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001
(Dollars in thousands, except per share data)

1.    Description of Business and Summary of Significant Accounting Policies

Description of Business

JDN Realty Corporation (the “Company”) is a real estate company specializing in the development and asset management of retail shopping centers. The Company’s operating shopping centers and development projects are located in 21 states. The Company has elected to be taxed as a real estate investment trust (“REIT”).

Effective January 1, 2001, the Company acquired 100% of the ownership of JDN Development Company, Inc. (“JDN Development”). Prior to January 1, 2001, the Company owned 1% of the outstanding voting common stock and 100% of the outstanding non-voting common stock of JDN. As a result of this acquisition, the Company changed its accounting for JDN Development from the equity method to the consolidation method. In addition, effective January 1, 2001, the Company and JDN Development elected taxable REIT subsidiary status for JDN Development. Had JDN Development been consolidated effective January 1, 2000 and 1999, the Company’s revenues for the year ended December 31, 2000 and 1999 would have been $113,673 and $112,265, respectively. Net income and earnings per share would not have been materially different than amounts previously reported.

Basis of Presentation

The financial statements represent the consolidated financial statements of the Company, its wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Segment Reporting

The Company operates in one reportable segment, the development, ownership and operation of retail properties, as defined in Statement of Financial Accounting Standard (“SFAS”) No. 131, Disclosures about the Segments of an Enterprise and Related Information. Substantially all of the Company’s assets, revenues and income are derived from this segment.

Investments in Unconsolidated Entities

The Company uses the equity method of accounting for investments in non-majority owned entities, including those where the Company’s voting control is less than 20%, where the Company has the ability to exercise significant influence over operating and financial policies. The Company uses the cost method of accounting for investments in non-majority owned entities where the Company’s ownership is less than 20% and where it does not have the ability to exercise significant influence over operating and financial policies.

Real Estate Assets

Shopping center properties are stated at cost less accumulated depreciation. The Company capitalizes costs of construction, property taxes, interest and other miscellaneous costs incurred during the development period until such time as a project becomes ready for its intended use in accordance with SFAS No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects and SFAS No. 34, Capitalization of Interest Cost. The pre-development costs are written off when the Company determines that a prospective project is no longer probable. The Company provides an allowance for

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

abandoned projects based on management’s assessment of the sum of the individual projects’ probability. As of December 31, 2001, the allowance was $1,695 and the balance of possible project costs was $4,213, net of refundable earnest money of $2,130. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets beginning when portions of the development become substantially complete. The estimated useful life of buildings and improvements for financial reporting purposes is 31.5 years. Expenditures for maintenance and repairs are charged to operations as incurred. Renovations which improve or extend the life of the related assets are capitalized and amortized over the remaining useful lives of the related assets.

Management reviews long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates the carrying amount of the asset may not be recoverable and the future undiscounted cash flows expected to be generated by the asset are less than its carrying amount. If such assets are considered to be impaired, the Company records impairment losses and reduces the carrying amount of impaired assets to an amount that reflects the fair value of the assets at the time impairment is evident. Management also reviews estimated selling prices of assets held for sale and records impairment losses to reduce the carrying amount of assets held for sale when the carrying amounts exceed the estimated selling prices less costs to sell. During 2001, 2000 and 1999, the Company recorded impairment losses of approximately $2,161, $18,882 and $90, respectively.

On January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 clarifies the guidance previously issued in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and Accounting Principles Board (“APB”) Opinion No. 30 and resolves implementation issues created by SFAS No. 121. Under the new guidance, the Company continues to assess long-lived assets used in operations and assets held for sale for impairments when indicators are present, as described above. Also, material long-lived assets held for sale are separately identified in the consolidated balance sheets and their related net operating income is segregated as income from discontinued operations in the consolidated statement of operations. In addition, depreciation of long-lived assets held for sale is not permitted. If in the future, an asset held for sale reverts to an asset used in operations, the asset would be measured at the lower of the original carrying cost, adjusted for the forgone depreciation, or the fair value at the date of the decision to hold the asset. Adoption of SFAS No. 144 did not have a material effect on the Company. (See Note 22)

In 2001, the Company changed its method of project cost allocation from an area method to a modified relative value method. In management’s opinion, the new method of project cost allocation more appropriately reflects the fair market value of individual project components, thereby eliminating disparity in gain (loss) on real estate sales among project components. The effect of the change in accounting estimate in the current year was a reduction in gain on real estate sales of $1.2 million or $0.04 per share.

Deferred Costs

Costs and fees associated with the Company’s debt obligations are included in deferred costs in the accompanying consolidated balance sheets and are amortized over the terms of the related debt agreements. Amortization of these deferred financing costs is included in interest expense in the consolidated statements of operations. Accumulated amortization related to deferred costs totaled approximately $5,478 and $4,484 at December 31, 2001 and 2000, respectively.

The Company capitalizes certain internal and external costs incurred in the development of computer software for internal use in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. At December 31, 2001 and 2000, $1,170 of such amounts were included in other assets in the accompanying consolidated balance sheets.

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Assets

Included in other assets are notes receivable from an unrelated party of $6,500 and $6,579 as of December 31, 2001 and 2000, respectively.

Operating Revenue Recognition

The Company leases space in its shopping centers to tenants and recognizes minimum base rentals as revenue on a straight-line basis over the terms of the operating leases in accordance with SFAS No. 13, Accounting for Leases. The tenants are required to pay additional rentals based on common area maintenance expenses, and the Company recognizes such rentals as the revenue is earned. Certain tenants pay a percentage based on store sales exceeding a pre-defined threshold. These percentage rentals are recognized as sales contingencies are resolved.

Concentration of Credit Risk

The Company’s tenant base includes primarily national or regional retail chains and local retailers. Consequently, credit risk is concentrated in the retail industry. Rents receivable, in excess of security deposits, is unsecured and subject to credit losses to this extent. The Company provides an allowance for uncollectible rent receivable based on a historical percentage of rents receivable.

Net Gain on Real Estate Sales

The Company recognizes gain or loss on real estate sales when the earnings process is deemed to be complete, in accordance with SFAS No. 66, Accounting for Real Estate Sales, which generally coincides with the closing.

Interest Costs

Interest costs incurred during the development period of projects are capitalized and depreciated over the life of the building in accordance with SFAS. No. 34, Capitalization of Interest Cost. Interest costs capitalized were $13,606, $9,444 and $7,565 for the years ended December 31, 2001, 2000 and 1999, respectively. Interest payments totaled $39,308, $45,051 and $35,750 during the years ended December 31, 2001, 2000, and 1999, respectively. Interest income totaled $817, $14,209 and $10,765 during the years ended December 31, 2001, 2000 and 1999, respectively.

Interest Rate Protection Agreements

The Company utilizes interest rate swap agreements to hedge its exposure to increasing rates on its floating rate debt. The interest rate swap agreements involve the exchange of amounts based on variable interest rates for amounts based on fixed interest rates over the lives of the agreements without an exchange of the notional amounts upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment to interest incurred.

Effective January 1, 2001, the Company adopted SFAS No. 133, as amended by SFAS No. 137 and No. 138 Accounting for Derivative Instruments and Hedging Activities (“Statement No. 133”). Statement No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. For derivatives designated as hedges, the change in the fair value of the derivative is offset against the change in fair value of the hedged asset, liability or firm commitment through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Derivatives that are not hedges must be adjusted to fair value through income. Upon adoption of Statement No. 133, the Company recorded $280 cumulative effect of change in accounting principle related to the fair value of its interest rate cap.

As of December 31, 2001, the Company had two interest rate swap agreements and one interest rate cap agreement. The interest rate swaps have been designated and qualify under the provisions of

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 133 as cash flow hedges. By matching the terms of the interest rate swap agreements and their designated debt instruments, the Company has structured cash flow hedges that are highly effective in offsetting the variable interest cash flows on the related debt instruments. The Company monitors hedge effectiveness and the financial standing of the counterparty on an ongoing basis. The fluctuations in the fair value of the interest rate swaps are included in accumulated other comprehensive loss, a component of shareholders’ equity, and other liabilities in the accompanying consolidated balance sheets. The Company recorded a derivative instrument liability and an adjustment to accumulated other comprehensive loss of $4,266 in 2001. If in the future, the interest rate protection agreements were terminated or in the event of early extinguishment of a designated debt obligation, the fair value of the cash flow hedges would be recognized as expense.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss), which includes all other non-owner transactions and events that change stockholder’s equity. The components of comprehensive income (loss) are presented in the consolidated statements of shareholders’ equity. As of December 31, 2001, other comprehensive loss is composed solely of changes in the fair value of the Company’s interest rate swap agreements.

Stock-Based Compensation

The Company uses the intrinsic value method for valuing its awards of stock options and restricted stock and recording the related compensation expense, if any, in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. See Note 15 for pro forma earnings using the fair value method as required by SFAS No. 123, Accounting for Stock-Based Compensation (“Statement 123”).

Income Taxes

The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) and began operating as such on March 27, 1994. As a result, the Company is generally not subject to federal income taxes to the extent that it distributes annually at least 90% of its REIT taxable income to its shareholders and satisfies certain other requirements defined in the Code. However, in connection with the Tax Relief Extension Act of 1999, as of January 1, 2001, the Company is now permitted to engage in certain activities which it was previously precluded from in order to maintain its REIT classification, so long as such activities are conducted in separate entities which elect to be treated as taxable REIT subsidiaries under the Code. As such, the taxable REIT subsidiary is subject to federal income tax on the income from these activities.

The Company’s taxable REIT subsidiary, JDN Development, uses the liability method of accounting for income taxes, in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in the future years. Management provides valuation allowances against the deferred tax asset for amounts which are not considered “more likely than not” to be realized.

The Company’s distributions per common share are summarized as follows:

	Years ended December 31,
	2001	2000	1999
Ordinary income	$0.32	$0.64	$1.38
Return of capital	0.06	—	—
Long-term capital gains	0.76	0.66	0.17

	$1.14	$1.30	$1.55

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain amounts as previously reported have been reclassified to conform to the current year’s presentation.

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142, effective January 1, 2002, prohibits regular amortization of goodwill and requires at least annual impairment analyses of all recorded goodwill. The adoption of SFAS No. 142 did not have a significant effect on the Company.

2.    UNSECURED NOTES PAYABLE

Unsecured Notes Payable consisted of the following:

	December 31,
	2001	2000
Mandatory Par Put Remarketed Securities	$75,000	$75,000
Seven Year Notes	74,908	74,873
Ten Year Notes	84,851	84,824

	$234,759	$234,697

The Mandatory Par Put Remarketed Securities (“MOPPRS”) represent unsecured notes payable with a face amount of $75,000, a stated interest rate of 6.918% and a maturity date of March 31, 2013. Interest on the MOPPRS is payable semi-annually in arrears on each March 31 and September 30. In connection with the issuance of the MOPPRS, the Company sold an option to remarket the MOPPRS on March 31, 2003 to the agent. The MOPPRS are subject to mandatory tender on March 31, 2003.

The Seven-Year Notes represent unsecured notes with a face amount of $75,000, a stated interest rate of 6.80% and a maturity date of August 1, 2004. The Ten-Year Notes represent unsecured notes payable with a face amount of $85,000, a stated interest rate of 6.95% and a maturity date of August 1, 2007. Interest on the Seven Year Notes and Ten Year Notes is payable semi-annually in arrears on each February 1 and August 1.

The Seven Year Notes, the Ten Year Notes and the MOPPRS were issued under Supplemental Indentures and an Indenture which contain covenants customary for notes of these types, including limitations on total indebtedness of the Company, limitations on secured debt, maintenance of minimum interest coverage ratios and maintenance of minimum ratios of unencumbered assets to unsecured debt.

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    REVOLVING LINE OF CREDIT AND TERM LOAN

The Revolving Line of Credit and Term Loan consisted of the following:

	December 31,
	2001	2000
Term Loan	$150,000	$100,000
Revolving Line of Credit	80,000	142,000

	$230,000	$242,000

As of December 31, 2001, the Revolving Line of Credit represented a $150,000 secured line of credit with a bank group. As of December 31, 2001, the Term Loan represented a $150,000 secured term loan with a bank group. Both instruments comprise the Third Amended and Restated Master Credit Agreement (the “Secured Credit Agreement”) with Fleet National Bank as Agent, which the Company closed on March 29, 2001. The Secured Credit Agreement matures December 31, 2002, but may be extended until January 1, 2003 provided that the Company is in compliance with the terms of the agreement.

Interest on loans made pursuant to the Secured Credit Agreement ranges from LIBOR plus 1.75% to LIBOR plus 2.25%, based on the Company’s leverage and credit quality or, at the Company’s discretion, the agent’s prime lending rate. As of December 31, 2001, the Revolving Line of Credit and Term Loan bear interest at LIBOR plus 2.25%.

The Secured Credit Agreement provides that the loans thereunder be secured by first priority security interests in retail shopping center properties. As of December 31, 2001, there were 52 properties valued at approximately $497,650 securing these loans. The Secured Credit agreement contains certain requirements for each property within the Borrowing Base (as defined in the Secured Credit Agreement) and certain value and occupancy requirements for the Borrowing Base in the aggregate. The Company may, however, add, remove or substitute certain of its other properties as Borrowing Base Properties subject to the conditions set forth in the Secured Credit Agreement.

The Secured Credit Agreement contains financial covenants including, but not limited to, a liabilities-to-assets ratio, fixed charges coverage ratios and a net worth covenant. In addition, the Secured Credit Agreement restricts, the amount of distributions to the Company’s shareholders to 95% of the Company’s funds from operations (as defined in the Secured Credit Agreement), subject to certain exceptions, including additional distributions necessary to maintain the Company’s REIT status.

Effective June 30, 2001, the Secured Credit Agreement was amended (the “Secured Credit Agreement Amendment”). The Secured Credit Agreement Amendment reduced the net worth covenant, reduced the fixed charges coverage ratio minimum and changed the definition of EBITDA to exclude gains and losses from land sales.

As of December 31, 2000, the Line of Credit and Term Loan represented a $175,000 and $100,000 secured credit facility (the “2000 Credit Agreements”) with Wachovia Bank, N.A. In March 2001, the Company terminated the 2000 Credit Agreements and satisfied this loan in full with proceeds from the Secured Credit Agreement. Consequently, the Company charged $1,608 of unamortized deferred costs related to the 2000 Credit Agreements to expense as an extraordinary item in 2001. In connection with the closing of the Secured Credit Agreement, the Company incurred $5,100 in fees and expenses.

4.    MORTGAGE NOTES PAYABLE

At December 31, 2001, the Company’s Mortgage Notes Payable consisted of nine amortizing notes payable secured by shopping center properties with an aggregate net book value of $96,362. At December 31, 2001, the Mortgage Notes Payable had a weighted average interest rate of 6.88%,

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

aggregate monthly payments of principal and interest of $698 and maturities beginning in 2002 and continuing through 2019.

5.    DEBT MATURITIES

As of December 31, 2001, principal payments on the Company’s Unsecured Notes Payable, Line of Credit, Term Loan, and Mortgage Notes Payable were due as follows:

Year ending December 31,
2002	$255,468	(1)
2003	83,127
2004	77,560
2005	2,853
2006	3,069
Thereafter	139,044

	$561,121

(1)	The Secured Credit Agreement, representing $230,000 of debt maturing in 2002, may be extended until January 1, 2003, provided the Company is in compliance with the terms of the agreement.

The Company is negotiating to refinance a $23.0 million mortgage note payable secured by a shopping center in Denver, Colorado which matures in May 2002. The Company expects this refinancing to close in the second quarter 2002.

6.    FAIR VALUE OF FINANCIAL INSTRUMENTS

During 2001, the Company entered into two interest rate swap contracts with notional amounts of $150 million and $50 million, respectively, that convert its variable interest payments on the term loan and $50 million of the revolving line of credit to fixed interest payments by effectively fixing the underlying LIBOR rate at 4.62% and 3.585%, respectively. These swaps have been designated and qualify under the provisions of SFAS No. 133 as cash flow hedges, and the Company has determined that they are highly effective in offsetting the variable interest cash flows on the related debt instruments. The fluctuations in the fair value of the interest rate swaps are included in accumulated other comprehensive loss, a component of shareholders’ equity, and other liabilities in the consolidated balance sheets.

The carrying amounts and fair values of the Company’s financial instruments with differences are as follows:

	December 31, 2001		December 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Unsecured Notes Payable	$234,759	$209,750	$234,697	$193,591
Mortgage Notes Payable	96,362	93,435	97,444	94,328
Interest Rate Swaps and Cap	4,266	4,266	313	39

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following methods and assumptions were used by the Company in estimating its fair value disclosures of financial instruments:

•
Cash and cash equivalents, accounts receivable and accounts payable: the carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates their fair value.

•	Unsecured notes payable: the fair values of the Company’s unsecured notes payable are estimated based on dealer quotes at or near year-end.

•
Lines of credit and term loan: the carrying amounts of the Company’s borrowings under its lines of credit and term loan approximate fair value based on the Company’s current incremental borrowing rates for similar borrowing arrangements.

•
Mortgage notes payable: the fair value of the Company’s mortgage notes payable are estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

•
Interest rate swaps and cap: the fair values of the Company’s interest rate swaps and cap are based on dealer quotes that consider the estimated net proceeds if sold for positive valuations or the estimated cost to terminate for negative valuations.

7.    INCOME TAXES

As a result of its REIT status, JDN Realty Corporation incurred no federal income tax liability in 2001, 2000 and 1999. The Company is currently seeking clarification with respect to an issue related to satisfaction of certain technical requirements for qualification as a REIT for two quarters in the year ended December 31, 2000. See Note 24 for further discussion of this matter.

JDN Development, a “C” corporation for federal income tax purposes, recorded no income tax expense for the year ended December 31, 2001 because it recorded a pre-tax book loss of $18,997 before income tax expense. JDN Development recorded no benefit as a result of its pre-tax loss because management is not able to determine with certainty the amount and timing of future taxable income available to utilize the net operating loss carryforward in future periods. JDN Development has established a valuation allowance which completely offsets all net deferred tax assets generated from the Company’s net losses.

A reconciliation of the provision for income taxes to the federal statutory rate for the year ended December 31, 2001 for JDN Development is as follows:

Tax benefit, at statutory rate	$(6,649)
State tax, net of federal benefit	(950)
Provision to return adjustment	386
Other	189
Valuation allowance	7,024

$—

JDN Development has net operating loss carryforwards of approximately $4,875, which will begin to expire in 2020 and are available to offset future taxable income.

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences that give rise to significant portions of the deferred tax assets and liabilities are excess book over tax depreciation, impairment losses on real estate held for sale not currently tax deductible for tax purposes, various accrued liabilities not currently tax deductible, certain differences in cost capitalization between financial reporting and tax purposes and the net operating loss carryforward. Deferred tax assets and liabilities of JDN Development consist of the following at December 31, 2001:

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets	$13,663
Deferred tax liabilities	(1,630)
Valuation allowance	(12,033)

Net deferred tax asset	$—

8.    PREFERRED STOCK

The Company has 2,000,000 shares outstanding of its 9 3/8% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), par value $0.01 per share, with a liquidation preference of $25.00 per share. The Series A Preferred Stock has no stated maturity but is redeemable at the Company’s option on or after September 15, 2003 for $25.00 per share plus accumulated, accrued and unpaid dividends. Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly on or about the last day of March, June, September and December of each year, when and as declared. Holders of the Series A Preferred Stock have no voting rights except with respect to certain extraordinary events affecting the rights of the holders of the Series A Preferred Stock. The Series A Preferred Stock is not convertible or exchangeable for any other securities or property of the Company.

9.    INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED ENTITIES

Prior to January 1, 2001, the Company owned 1% of the outstanding voting common stock and 100% of the outstanding non-voting common stock of JDN Development. The Company accounted for its investment in JDN Development using the equity method because management believed it was able to exercise significant influence over the operating and financial policies of JDN Development. Effective January 1, 2001, the Company acquired 100% of the ownership of JDN Development and consequently consolidated its investment in JDN Development.

The Company also has an investment in 23 partnerships formed for the purpose of acquiring, developing, selling or exchanging real estate assets. During the development stage of any project developed within one of these partnerships, the Company is the limited partner and JDN Development is the general partner. Once the project has reached stabilization, the Company becomes the general partner and JDN Development becomes the limited partner. Prior to January 1, 2001, these investments were not consolidated in the Company’s financial statements. Beginning January 1, 2001, concurrent with the consolidation of JDN Development, all of these investments are consolidated into the Company’s financial statements.

As of December 31, 2001, the Company owned 50% economic interests in three limited liability companies formed for the purpose of acquiring, holding and selling land in Monroe, Louisiana, Jackson, Mississippi and Pooler, Georgia. In addition, the Company owned a 49% interest in a limited liability company, which operates a newly completed shopping center located in Suwanee, Georgia. The Company accounts for these investments using the equity method.

The Company also owns approximately 12% of the economic interest in a limited partnership that owns undeveloped land in Opelika, Alabama. The Company accounts for this investment using the cost method.

The following summarizes the combined financial information of the Company’s unconsolidated entities:

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31,
	2001	2000
Assets
Operating properties	$39,979	$34,961
Property under development	68	128,378
Land held for sale	7,928	60,346

Total real estate	47,975	223,685
Other assets	377	36,517

	$48,352	$260,202

Liabilities
Mortgage notes payable	$30,798	$3,373
Notes and advances payable to JDN Realty Corporation	—	198,026
Other liabilities	504	13,630

	31,302	215,029
Third party investors’ interest	—	49,857
Equity (deficit)	17,050	(4,684)

	$48,352	$260,202

	Years Ended December 31,
	2001	2000	1999
Rental revenues	$3,125	$3,357	$4,368
Operating expenses	(4,582)	(5,372)	(3,490)
Tenant settlement expense	—	—	(7,490)
Impairment losses	—	(5,833)	(2,988)
Provision for abandoned projects	—	(3,819)	(5,616)

Loss from operations	(1,457)	(11,667)	(15,216)
Interest expense	(476)	(9,476)	(5,121)
Net gain on real estate sales	—	11,828	10,594
Other income (expense), net	(548)	3,311	931

Loss before income tax expense	(2,481)	(6,004)	(8,812)
Income tax benefit (expense)	—	(2,999)	3,524

Net loss	$(2,481)	$(9,003)	$(5,288)

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    OPERATING LEASES

Shopping center properties are leased to tenants under operating leases with expiration dates extending to the year 2059. As of December 31, 2001, approximate future minimum rentals due under noncancellable operating leases, excluding tenant reimbursements of operating expenses and additional rentals based on tenants’ sales volume, were as follows:

2002	$86,454
2003	75,699
2004	71,360
2005	65,235
2006	60,370
Thereafter	493,718

$852,836

As of December 31, 2001, Lowe’s Companies, Inc., a national retailer, was an anchor in 26 of the Company’s shopping centers. Lowe’s was a tenant of the Company in 14 of the shopping centers and an unrelated party owned Lowe’s portion of the center in the remaining 12 shopping centers. Rentals from this significant tenant were 16%, 17% and 14% of total minimum and percentage rent for the years ended December 31, 2001, 2000, and 1999, respectively. There were no other tenants that represented more than 10% of the Company’s total minimum and percentage rent in 2001. As of December 31, 2001, Wal-Mart Stores, Inc., a national retailer, was an anchor in 34 of the Company’s shopping centers. Wal-Mart was a tenant of the Company in 6 of the shopping centers and an unrelated party owned Wal-Mart’s portion of the center in the remaining 28 shopping centers. Rentals from this significant tenant were approximately 5%, 9% and 15% of total minimum and percentage rents for the years ended December 31, 2001, 2000, and 1999, respectively.

11.    LONG-TERM INCENTIVE PLAN

In 1999, the Company adopted the JDN Realty Corporation Long-Term Incentive Plan (the “LTIP”). Under the LTIP, the Board of Directors may award restricted stock of the Company and options to purchase shares of common stock of the Company. Any restricted stock or stock options awarded under the LTIP are to be issued under the Incentive Stock Plan (see Note 13 below) and would vest upon satisfaction of criteria established by the Board of Directors.

During 2000, a total of 468,285 shares of this restricted stock were forfeited and the remaining 131,715 shares vested pursuant to separation agreements with two of the Company’s former officers. The Company recorded $976 and $344 related to stock based compensation under the LTIP for the years ended December 31, 2000 and 1999, respectively. As of January 1, 2001, no grants were outstanding under the LTIP.

12.    INCENTIVE STOCK PLAN

The Company maintains the JDN Realty Corporation 1993 Incentive Stock Plan (the “Incentive Stock Plan”) which provides for the issuance of 3,173,698 options to purchase shares of the Company’s common stock, restricted stock and stock appreciation rights to individuals providing services to the Company, its subsidiaries and affiliated entities, in any combination, at the discretion of the Compensation Committee of the Board of Directors. Under the Incentive Stock Plan, the exercise price

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of options granted will not be less than the fair market value of the shares on the date of grant for incentive stock options and will not be less than 50% of the fair market value of the shares on the date of grant for non-qualified stock options. No options have been granted under the Incentive Stock Plan with exercise prices below fair market value. The options generally expire 10 years from the date of grant. Generally all options, other than options granted in 1995 and options mentioned below, vest one-third after six months and one-third after each of the two successive twelve-month periods thereafter. Options issued to the Company’s Chief Executive Officer in 2000 vest monthly over a two-year period. Options issued to the President of JDN Development vest one year from the grant date.

The following is a summary of option activity under the Incentive Stock Plan:

	Number of Shares Underlying Options	Option Price Per Share	Weighted Average Option Price Per Share	Weighted Average Fair Value
Options outstanding, January 1, 1999	2,714,970	$13.50 to $21.31	$17.67
Exercised	(35,500)	$13.50 to $20.75	14.62
Forfeited	(10,000)	$21.31	21.31

Options outstanding, December 31, 1999	2,669,470	$13.50 to $21.31	17.70
Granted	386,000	$ 9.75 to $10.50	10.18	$ 88

Forfeited	(2,060,011)	$10.19 to $20.75	17.81

Options outstanding, December 31, 2000	995,459	$ 9.75 to $20.75	14.55
Granted	157,500	$11.25 to $11.81	11.74	$114

Exercised	(334)	$10.19	10.19
Forfeited	(322,875)	$10.19 to $20.75	15.47

Options outstanding, December 31, 2001	829,750	$ 9.75 to $20.75	$13.67

Options exercisable, December 31, 2001	595,417	$ 9.75 to $20.75	$14.67

Effective February 27, 1998, the Company amended the Incentive Stock Plan to, among other things, provide for issuance of restricted stock. Concurrently, the Company adopted the JDN Realty Corporation Deferred Bonus Plan pursuant to the Incentive Stock Plan (the “Deferred Bonus Plan”) which established a program to provide incentive compensation to certain key employees in the form of a bonus that could be deferred at the election of the employee, the value of which is tied to the equity value of the Company. An eligible employee could elect to defer all or a specified portion of the receipt of cash bonus payments awarded by the Company and could receive restricted stock in lieu thereof under the Incentive Stock Plan.

On March 1, 1998, the Company issued 111,312 shares of restricted stock under the Deferred Bonus Plan. This restricted stock vested one-fourth on March 1, 1999 and one-fourth on each successive March 1 until 2002. During 2001 and 2000, a total of 2,845 and 41,700 shares, respectively, of this restricted stock were forfeited.

As of December 31, 2001 and 2000, 2,056,187 and 1,993,655 shares, respectively, were available for the Company to award in any combination of options, restricted stock or stock appreciation rights under the Incentive Stock Plan. The weighted average remaining contractual life of options outstanding under the Incentive Stock Plan as of December 31, 2001 was 7.5 years.

During 2001 and 2000, the Company issued 45,000 and 393,800 shares, respectively, of restricted stock under the 1993 Incentive Stock Plan. The weighted average grant-date fair values of the restricted stock grants in 2001 and 2000 were $561 and $4,185, respectively. The restricted stock, governed by Restricted Stock Agreements, was issued to key employees to provide incentives that reward long-term growth and profitability of the Company. With the exception of 160,000 shares, the restricted stock vest ten years after issuance, however, up to 20% may vest each year based upon

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

achieving certain performance criteria adopted by the Compensation Committee. The 160,000 shares vest monthly over a one to two year period. As of December 31, 2001 and 2000, 226,202 and 366,152 shares, respectively, of restricted stock were outstanding. The Company recorded $1,200, $417 and $193 related to stock based compensation under the Incentive Stock Plan for the years ended December 31, 2001, 2000 and 1999, respectively.

13.    DIRECTORS STOCK PLAN

The Company maintains the JDN Realty Corporation 1993 Non-Employee Director Stock Option Plan (the “Directors Plan”) which provides for the issuance of 450,000 options to purchase shares of the Company’s common stock or the granting of shares of common stock to members of the Company’s Board of Directors who are not employees of the Company. The Directors Plan initially provided that 4,500 options be granted automatically to each non-employee director serving the Company on January 1 of each year. The exercise price of each option equaled the fair market value of the shares on the date of grant. The options expire 10 years from the date of grant and vest in the following manner: (1) one-third two years after the date of grant, (2) one-third three years after the date of grant, and (3) one-third four years after the date of grant. In November 1998, the Company amended the Directors Plan as follows with respect to future grants: (1) increased the number of options granted automatically, annually to 15,000 options to each non-employee director serving the Company on January 1 of each year; (2) changed the option vesting period to the following: (a) one-third six months after the date of grant, (b) one-third 18 months after the date of grant, and (c) one-third 30 months after the date of grant; and (3) provided for the awarding of $10 in value of common stock to each non-employee director on the first day of each calendar quarter beginning January 1, 1999. This award was reduced to $8.75 in value of common stock effective fourth quarter 2000. In February 2001, the plan was amended to award 30,000 options to each non-employee director on a one-time basis.

The following is a summary of option activity under the Directors Plan:

	Number of Shares Underlying Options	Option Price Per Share	Weighted Average Option Price Per Share	Weighted Average Fair Value
Options outstanding, January 1, 1999	73,500	$13.50 to $ 21.31	$17.14
Granted	75,000	$ 21.56	21.56	$ 97

Exercised	(1,500)	$ 18.42	18.42
Forfeited	(22,500)	$18.417 to $21.584	21.15

Options outstanding, December 31, 1999	124,500	$13.333 to $21.584	19.06
Granted	75,000	$16.13	16.13	$ 12

Options outstanding, December 31, 2000	199,500	$13.333 to $21.584	17.96
Granted	180,000	$10.56 to $ 12.17	11.63	$127

Options outstanding, December 31, 2001	379,500	$10.56 to $21.58	$15.04

Options exercisable, December 31, 2001	234,500	$10.56 to $21.58	$10.29

As of December 31, 2001 and 2000, 63,933 and 239,433 shares, respectively, were available for award under the Directors Plan in any combination of options or shares of common stock. The weighted average remaining contractual life of options outstanding under the Directors Stock Plan as of December 31, 2001 was 7.7 years. The Company recorded $217, $175 and $190 related to stock based compensation under the Directors Plan for the years ended December 31, 2001, 2000 and 1999, respectively.

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.    PRO FORMA DISCLOSURES ON STOCK BASED COMPENSATION

Pro forma information regarding net income and earnings per share is required by Statement 123 using an acceptable fair value method for all stock based compensation granted by the Company subsequent to December 31, 1994. The Company estimated the fair value for this stock based compensation at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999: risk-free interest rate of 3.91%, 5.74% and 4.57%, respectively; dividend yield of 9.20%, 12.71% and 7.33%, respectively; volatility factor of the expected market price of the Company’s common stock of 0.30, 0.27 and 0.17, respectively; and a weighted-average expected life of the options of 2, 4 and 5 years, respectively.

Option valuation models used under Statement 123 were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of stock based compensation is amortized to expense over the applicable vesting periods. On a pro forma basis, assuming that the Company utilized the fair value method of accounting for stock based compensation, net income and net income per share information was as follows:

	Years ended December 31,
	2001	2000	1999
Net income	$(4,388)	$22,994	$52,135
Net income attributable to common shareholders	(9,076)	18,306	47,447
Net income attributable to common shareholders per share:
Basic	$(0.28)	$0.57	$1.43
Diluted	(0.28)	0.56	1.41

15.    EMPLOYEE STOCK PURCHASE PLAN

The Company suspended the JDN Realty Corporation 1995 Employee Stock Purchase Plan (the “ESPP”) in 2000 which was intended to qualify as an “Employee Stock Purchase Plan” within the meaning of Section 423 of the Code. The ESPP authorized the sale of up to 150,000 shares of common stock to eligible employees of the Company at a 15% discount from the market price. During 1999 the Company issued 2,158 shares under the ESPP.

16.    DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Company previously established the JDN Realty Corporation Dividend Reinvestment and Stock Purchase Plan (the “DRIP”). The DRIP allowed shareholders to automatically reinvest cash dividends in and make optional cash purchases of shares of the Company’s common stock. As of December 31, 1999, 31,786 shares had been issued under the DRIP and 718,214 were reserved for issuance. In 2000, the DRIP was suspended and has not been resumed.

17.    COMMON STOCK REPURCHASE PROGRAM

On November 9, 1999, the Company announced a program which provided for the repurchase of up to 3.0 million of its outstanding common shares. Through December 31, 2000, the Company had repurchased 872,200 shares at an average price of approximately $15.84 per share for a total of $13,812. In 2000, the Company discontinued this repurchase program and it has not been resumed.

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.    EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31,
	2001	2000	1999
Numerator:
Net income (loss) from continuing operations	$(3,971)	$21,882	$52,535
Discontinued operations	1,729	1,615	516
Extraordinary item	(1,608)	—	—
Cumulative effect of change in accounting principle	(280)	—	—
Dividends to preferred shareholders	(4,688)	(4,688)	(4,688)

Net income attributable to common shareholders	$(8,818)	$18,809	$48,363

Denominator (in thousands):
Weighted-average shares outstanding	32,954	32,829	33,426
Unvested restricted stock outstanding	(284)	(456)	(300)

Denominator for basic earnings per share	32,670	32,373	33,126
Dilutive effect of stock options and unvested restricted stock	—	56	442

Denominator for diluted earnings per share	32,670	32,429	33,568

Net income (loss) per common share:
Basic	$(0.27)	$0.58	$1.46

Diluted	$(0.27)	$0.58	$1.44

The Company is the general partner in a limited partnership that issued limited partnership units initially valued at $3,000 in a limited partnership formed to own and operate a shopping center in Milwaukee, Wisconsin. Subject to certain conditions, the limited partnership units are exchangeable for cash or 139,535 shares of the Company’s common stock. As of December 31, 2001, none of the limited partnership units has been exchanged for shares. Using the “if-converted” method, the effect of these units is antidilutive; therefore, they have been excluded from the computation of earnings per share.

19.    COMMITMENTS

As of December 31, 2001, the Company had 37 executed construction contracts related to its development projects and had approximately $42,859 in costs remaining to be incurred under these contracts, including retainage payable. Additionally, as of December 31, 2001, the Company had internally committed to purchase $39,670 in land at 3 development sites, subject to certain due diligence contingencies.

As of December 31, 2001, the Company guaranteed a $2,133 loan held by an unconsolidated entity. The loan is secured by land owned by the unconsolidated entity.

The Company had letters of credit outstanding from financial institutions totaling $1,010 as of December 31, 2001, which were not recorded on the balance sheet. The letters of credit were required by the municipalities at five of the Company’s projects to ensure completion of the project.

During 2001, the Company entered into employment agreements with certain key executives. The length of the contracts range from 1 to 2 years. The agreements provide for base salaries, minimum cash bonus payments and other routine provisions including stock and stock option vesting arrangements. Under each agreement, in the event employment is terminated following a “Change in Control,” as defined in the agreements, the Company is committed to pay certain benefits, including the payment of

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

up to two years of the employee’s salary and specified bonuses, and accelerate the vesting of all restricted stock and stock options.

The Company has an obligation to fund operating deficits of one of its unconsolidated entities. No such deficits have occurred to date.

20.    CONTINGENCIES

During 2001, the Company and certain current and former officers and directors of the Company were subject to a consolidated class action lawsuit (the “Consolidated Class Action”) pending before the United States District Court for the Northern District of Georgia (the “Federal Court”). The Consolidated Class Action alleged that the defendants violated certain federal securities laws and participated in making material misstatements or omissions in public filings. On July 6, 2001, the Company, the current officers and directors named in the lawsuit, and certain former officers of the Company reached an agreement with the plaintiffs to settle the Consolidated Class Action.

The terms of the settlement of the Consolidated Class Action are set forth in detail in the Stipulation and Agreement of Settlement filed with the Federal Court on August 14, 2001 (the “Class Action Settlement Agreement”). A Letter Agreement pertaining to the settlement terms was filed with the Securities and Exchange Commission (“SEC”) in a filing on Form 8-K on July 30, 2001. Under the terms of the Class Action Settlement Agreement, the Company and JDN Development agreed to pay the plaintiffs approximately $16,816 in cash and to issue 1,681,568 shares of the Company’s common stock. In addition, the Company and JDN Development agreed to provide a $4,000 guarantee that class members will receive a minimum of $7,500 by virtue of recoveries from or settlements with certain former officers and directors not dismissed from the Consolidated Class Action as well as the Company’s former outside legal counsel, McCullough Sherrill, L.L.P and certain of McCullough Sherrill’s individual lawyers (the “Non-Settling Parties”). Moreover, the Company agreed to take action against such parties to recover damages it believes the Company has suffered as a result of their actions. Accordingly, on June 15, 2001 the Company filed claims in the Superior Court of Fulton County, Georgia against certain former officers of the Company, ALA Associates, Inc., McCullough Sherrill, L.L.P. and certain of its individual lawyers. The first $8,000 of amounts received from third parties in either the Consolidated Class Action or the actions brought by the Company will go to the class members, and amounts received in excess of $3,500 will reduce the Company’s $4,000 guarantee dollar-for-dollar. Amounts recovered in excess of $8,000, if any, will be divided, with one-third of any such recoveries going to the Company and two-thirds going to the class members. In addition, the Class Action Settlement Agreement contains certain restrictions on the issuance of common stock below $11.70 per share and below $13.50 per share until certain dates and/or events set forth in the Class Action Settlement Agreement have occurred. The Class Action Settlement Agreement also provides for a full release of the Company and JDN Development from all claims asserted in the Consolidated Class Action or that could have been asserted based on or in connection with the facts underlying the consolidated complaint.

The settlement of the Consolidated Class Action on the terms set forth in the Class Action Settlement Agreement received final approval by the Federal Court on November 15, 2001. However, certain members of the class opted out of the lawsuit, and there can be no assurance that any of those individuals will not name the Company and/or JDN Development as parties to additional lawsuits. The Company funded the cash portion of the settlement on November 2, 2001 and issued the stock portion of the Class Action Settlement Agreement on December 14, 2001. The $4,000 guaranty payment referred to above was paid on March 15, 2002. Any amounts received from one or more of the Non-Settling Parties subsequent to that date exceeding $3,500 in the aggregate will be paid back to the Company, reducing the $4,000 payment dollar-for-dollar.

During 2001, the Company was also subject to shareholder derivative lawsuits in Federal Court and in Fulton County Superior Court, that named the Company as a nominal defendant and raised claims against certain current and former members of management and the Company’s board of directors. A similar suit

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was filed in State Court of Fulton County naming Ernst & Young LLP, the Company’s auditors, in addition to the above-referenced defendants (collectively, the “Derivative Actions”). The complaints filed in the Derivative Actions alleged claims for breach of fiduciary duty, abuse of control, waste of corporate assets, unjust enrichment and gross mismanagement. The plaintiffs, on behalf of the Company, sought injunctive relief, compensatory and punitive damages and disgorgement of all profits and gains by the individual defendants. On July 26, 2001, the Company and certain of the individual defendants reached an agreement to settle the Derivative Actions on terms set forth in a Stipulation of Settlement of Derivative Actions filed with the Federal Court on September 26, 2001 (the “Derivative Settlement Agreement”). A Memorandum of Understanding pertaining to the settlement terms was filed with the SEC in a filing on Form 8-K on July 30, 2001. Under the terms of the Derivative Settlement Agreement, the Company agreed to formalize certain corporate governance policies and to pay the plaintiffs’ attorneys’ fees using 248,000 shares of the Company’s common stock. The settlement received final approval by the Federal Court on November 15, 2001 and the shares were issued on December 14, 2001.

The Company recorded a settlement expense of $43,469 related to the settlement of the Consolidated Class Actions and the Derivative Actions for the year ended December 31, 2001. In addition, the Company recorded $1,490 in legal and other costs that the Company expects to incur related to the aforementioned settlements.

On February 20, 2002, the SEC entered an Order accepting the terms of an offer of settlement previously submitted by the Company in connection with a formal investigation initiated by the SEC against the Company in 2000. Under the terms of the settlement, the Company agreed to entry of the Order, which does not include any monetary fine, directing it to cease and desist from committing or causing any violation or any future violation of certain provisions of the federal securities laws. The Company consented to the issuance of the Order without admitting or denying the findings sets forth in the SEC’s Order.

The Company is from time to time a party to other legal proceedings that arise in the ordinary course of its business. The Company is not currently involved in any litigation in addition to the lawsuits described above the outcome of which would, in management’s judgement based on information currently available, have a material adverse effect on the results of operations or financial condition of the Company, nor is management aware of any such litigation threatened against the Company.

21.    RELATED PARTY TRANSACTIONS

GeoSurvey, Ltd. Co. (“GeoSurvey”) performs survey work for the Company and until October 2000 was 50% owned by two former executive officers of JDN Development and 50% owned by an unrelated third party. In October 2000, the two former executive officer owners transferred their ownership interest to an unrelated third party. During the years ended December 31, 2000 and 1999, the Company paid for services provided by GeoSurvey in the amounts of $17 and $18, respectively. JDN Development paid additional amounts to Geosurvey in 2000 and 1999.

Comm-Aviation, LLC (“Comm-Aviation”), which was 99% owned by J. Donald Nichols, the Company’s former Chief Executive Officer, provided charter flight service to the Company. During the years ended December 31, 2000 and 1999, the Company paid for services provided by Comm-Aviation in the amounts of $47 and $126, respectively. JDN Development paid additional amounts to Comm-Aviation in 2000 and 1999.

Lightyear Holdings, Inc. (formerly Unidial Holdings, Inc.) (“Lightyear”), which was 31% owned by Mr. Nichols through June 2, 2000, provided telecommunication services to the Company. Craig Macnab, a member of the Company’s Board of Directors and the Company’s current Chief Executive Officer, was also a board member of Lightyear from August 1996 until April 2000. During the years ended December 31, 2000 and 1999, the Company paid for services provided by Lightyear in the amounts of $37 and $49, respectively.

L3 Corporation (“L3”), a real estate company that provides leasing and brokerage services to tenants, is owned by the brother of an executive officer of the Company. In December 2001, the Company executed a lease with a tenant in which L3 was listed as an exclusive broker along with another real estate company. Pursuant to the lease and related agreements, the Company is expected to pay the exclusive brokers $56 in 2002. Compensation for these services is determined to be at market rates. As of December 31, 2001 the Company was negotiating a lease at a different location with the same tenant where L3 is expected to be named as an exclusive broker. Payments to the exclusive brokers in this lease are expected to be $76 and to be paid in 2002.

22.    DISCONTINUED OPERATIONS

The Company adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, effective January 1, 2002. Among other things, SFAS No. 144 requires the results from operations and the eventual gain/loss on the disposition of operating assets held for sale be segregated as discontinued operations in the consolidated statement of operations for all periods presented. The Company classifies real estate assets as held for sale when a sales contract is executed on an asset or group of assets. Properties classified in this manner during the six months ended June 30, 2002 were reclassified as such in the years ended December 31, 2001, 2000 and 1999.

Included in discontinued operations for the years ended December 31, 2001, 2000 and 1999 are the results of operations of four operating shopping centers and four ground leases, all of which were sold during the six months ended June 30, 2002 or were held for sale on June 30, 2002.

The assets relating to assets held for sale and operating results relating to assets sold and held for sale are as follows (in thousands):

	December 31,
	2001	2000
Land	$5,854	$6,023
Building	21,204	20,371
Other real estate assets	375	232

	27,433	26,626
Less accumulated depreciation	(1,931)	(1,207)

Real estate, net	25,502	25,419

	Years ended December 31,
	2001	2000	1999
Revenues	$3,254	$2,270	$672

Operating expenses	281	126	28
Real estate taxes	213	56	20
Impairment loss	320	—	—
Depreciation and amortization	711	473	108

	1,525	655	156

Income from discontinued operations	$1,729	$1,615	$516

23.    QUARTERLY FINANCIAL INFORMATION (Unaudited)

The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2001 and 2000:

	First	Second		Third	Fourth
2001:
Revenues	$26,159	$25,656		$24,324	$24,814

Net income (loss) from continuing operations	$15,670	$(43,350	)(1)	$17,961	$5,748
Discontinued operations	441	549		177	562
Extraordinary item	(1,608)	—		—	—
Cumulative effect of change in accounting principle	(280)	—		—	—

Net income (loss)	$14,223	$(42,801)		$18,138	$6,310

Net income (loss) attributable to common shareholders	$13,051	$(43,973)		$16,966	$5,138

Income (loss) per common share—basic:
Income (loss) from continuing operations (net of taxes and preferred dividends)	$0.45	$(1.37)		$0.52	$0.14
Discontinued operations	0.01	0.02		0.01	0.02
Extraordinary item	(0.05)	—		—	—
Cumulative effect of change in accounting principle	(0.01)	—		—	—

Net income (loss) attributable to common shareholders	$0.40	$(1.35)		$0.52	$0.16

Income (loss) per common share—diluted:
Income (loss) from continuing operations (net of taxes and preferred dividends)	$0.45	$(1.37)		$0.52	$0.14
Discontinued operations	0.01	0.02		0.01	0.02
Extraordinary item	(0.05)	—		—	—
Cumulative effect of change in accounting principle	(0.01)	—		—	—

Net income (loss) attributable to common shareholders	$0.40	$(1.35)		$0.52	$0.16

2000:
Revenues	$25,719	$25,738		$27,226	$25,097

Net income (loss) from continuing operations	$13,735	$10,198		$11,607	$(13,658	)(2)
Discontinued operations	324	406		416	469

Net income (loss)	$14,059	$10,604		$12,023	$(13,189)

Net income (loss) attributable to common shareholders	$12,887	$9,432		$10,851	$(14,361)

Income (loss) per common share—basic:
Income (loss) from continuing operations (net of taxes and preferred dividends)	$0.39	$0.28		$0.33	$(0.47)
Discontinued operations	0.01	0.01		0.01	0.02

Net income (loss) attributable to common shareholders	$0.40	$0.29		$0.34	$(0.45)

Income (loss) per common share—diluted:
Income (loss) from continuing operations (net of taxes and preferred dividends)	$0.39	$0.28		$0.33	$(0.47)
Discontinued operations	0.01	0.01		0.01	0.02

Net income (loss) attributable to common shareholders	$0.40	$0.29		$0.34	$(0.45)

(1)
Second quarter net income was impacted by settlement expense, which included expenses related to the settlement of the Class and Derivative Actions. Settlement expense for the second quarter was $47,610 or $1.46 per share.

(2)
Fourth quarter net income was impacted by special charges, which include impairment charges related to both operating and non-operating real estate assets, and a charge to earnings to create a valuation allowance on deferred tax assets recorded at JDN Development. Impairment charges amounted to $19,794 or $0.61 per share. The valuation allowance on the deferred tax asset at JDN Development amounted to $5,346 or $0.16 per share.

24.    SUBSEQUENT EVENTS

On October 4, 2002, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Developers Diversified Realty (“DDR”) pursuant to which the Company’s common shareholders will receive 0.518 shares of DDR common stock in exchange for each share of the Company’s common stock. In addition, the Company’s preferred shareholders will receive one share of a class of DDR voting preferred stock, with similar terms and conditions as the Company’s preferred stock, for each share of the Company’s preferred stock. The exchange ratio is not subject to change and there is no “collar” or minimum trading price for the shares. Completion of this transaction, which is expected to occur in the first quarter of 2003, is subject to approval of the merger agreement by the Company’s shareholders, approval of the issuance of additional DDR stock by the DDR shareholders, and the satisfaction of other closing conditions described in the merger agreement, including the Company entering into a closing agreement with the Internal Revenue Service (“IRS”) with respect to certain tax issues (see further discussion of this matter below).

The Company is seeking clarification with respect to an issue related to satisfaction of certain technical requirements for qualification as a REIT for two quarters in the year ended December 31, 2000. A qualified REIT generally is not taxed at the corporate level on income that it currently distributes to its shareholders, provided that a number of technical requirements are satisfied on a continuing basis. In general, an entity that fails to qualify as a REIT is subject to federal and state income tax as a regular corporation and distributions to its shareholders are not deductible in computing its taxable income. The Company is in the process of requesting from the IRS a closing agreement with respect to this matter and anticipates a resolution in the fourth quarter of 2002.

JDN REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
JDN Realty Corporation

We have audited the accompanying consolidated balance sheets of JDN Realty Corporation as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedules listed in the Index at Item 15a. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JDN Realty Corporation at December 31, 2001 and 2000 and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Interest Rate Protection Agreements section of Note 1 to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative instruments and hedging activities. As discussed in Real Estate Assets section of Note 1 to the consolidated financial statements, in 2002 the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

ERNST & YOUNG LLP

Atlanta, Georgia
February 15, 2002, except for the first paragraph of Note 7 and Notes 22 and 24, as to which the date is October 21, 2002

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

JDN REALTY CORPORATION
(In thousands)

COL. A	COL. B	COL. C			COL. D		COL. E
Description	Balance at Beginning of Period	Additions			Deductions-Describe		Balance at End of Period
		Charges to Costs and Expenses	Charged to Other Accounts-Describe
Year ended December 31, 2001:
Deduct from asset accounts:
Allowance for Doubtful Accounts	$732	$906	$14	(1)	$454	(2)	$1,198

Provision for Abandoned Projects	$0	$2,411	$919	(1)	$1,635	(3)	$1,695

Year ended December 31, 2000:
Deduct from asset accounts:
Allowance for Doubtful Accounts	$714	$496			$478	(2)	$732

Year ended December 31, 1999:
Deduct from asset accounts:
Allowance for Doubtful Accounts	$667	$646			$599	(2)	$714

(1)	Asset valuation accounts of JDN Development Company, Inc., which were consolidated effective January 1, 2001.
(2)	Write-off of uncollectible rents receivable.
(3)	Write-off of abandoned project costs

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

JDN REALTY CORPORATION

December 31, 2001
(In thousands)

COL. A	COL. B	COL. C		COL. D	COL. E			COL. F	COL. G	COL. H	COL. I
		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount at which Carried at close of Period				Date of Construction	Date Acquired	Life on which depreciation in latest income statements is computed
Description	Encumbrances	Land	Buildings and Improvements	Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation
Operating Property:
Southland Plaza (Decatur, AL)	$3,938	1,013	$5,802	$283	$1,013	$6,085	$7,098	$959	1965	1996	Building 31.5 years(1) Sign 20 years(2)
East Side Plaza (Gadsden, AL)	—	130	—	2,430	185	2,375	2,560	1,346	1979	1980	Building 31.5 years(1)
Pepperell Corners (Opelika, AL)	9,474	2,062	11,676	153	2,062	11,829	13,891	2,919	1993	1994	Building 31.5 years(1)
Pepperell Corners, Phase II (Opelika, AL)	1,254	744	1,628	(33)	744	1,595	2,339	344	1995	1995	Building 31.5 years(1)
Lowe’s (Opelika, AL)	5,793	2,600	7,027	165	2,600	7,192	9,792	551	1999	1999	Building 31.5 years(1)
Trotter’s Ridge (Scottsboro, AL)	2,442	581	3,068	86	581	3,154	3,735	228	1999	1999	Building 31.5 years(1)
Fayetteville, AR	—	1,587	3,026	(981)	3,616	16	3,632	—	2001	2001	Building 31.5 years(1)
University Hills (Denver, CO)	23,000	15,272	17,017	6,062	15,342	23,009	38,351	4,722	1997	1998	Building 31.5 years(1) Sign 20 years(2)
Parker Pavilions (Parker, CO)	—	603	5,583	(235)	614	5,337	5,951	7	2001	2001	Building 31.5 years(1)
Brandon Lake Village (Brandon, FL)	8,507	3,627	7,110	1,106	3,343	8,500	11,843	859	1997	1998	Building 31.5 years(1)
Brandon Lake Plaza—Publix (Brandon, FL)	—	3,929	9,090	(650)	3,883	8,486	12,369	396	1999	1998	Building 31.5 years(1)
Golden Corral (Bradenton, FL)	1,603	883	1,283	10	883	1,293	2,176	85	1999	1999	Building 31.5 years(1)
Gulf Breeze Marketplace (Gulf Breeze, FL)	2,557	830	—	2,970	830	2,970	3,800	207	1998/2001	1998	Building 31.5 years(1)
Ocala West Shopping Center (Ocala, FL)	—	839	4,920	233	839	5,153	5,992	699	1984	1997	Building 31.5 years(1)
Pensacola Marketplace (Pensacola, FL)	—	947	36	6	983	6	989	—	2001	2000	Building 31.5 years(1)
Capital West (Tallahassee, FL)	4,423	2,040	—	4,877	2,040	4,877	6,917	1,783	1990	1989	Building 31.5 years(1) Sign 20 years(2)
Lowe’s (Alpharetta, GA)	12,881	5,366	6,800	(255)	4,466	7,445	11,911	783	1998	1998	Building 31.5 years(1)
Athens East (Athens, GA)	—	102	2,690	(14)	102	2,676	2,778	148	2000	2000	Building 31.5 years(1)
Lowe’s (Buford, GA)	—	5,369	19,555	(23,139)	1,547	238	1,785	21	1998	1998	Building 31.5 years(1)
Riverplace (Canton, GA)	5,201	2,857	4,478	1,926	2,857	6,404	9,261	1,837	1983	1983	Building 31.5 years(1)

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

JDN REALTY CORPORATION

December 31, 2001
(In thousands)

COL. A	COL. B	COL. C		COL. D	COL. E			COL. F	COL. G	COL. H	COL. I
	Encumbrances	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Annual at which Carried at close of Period			Depreciation Accumulated	Date of Construction	Date of Acquired	Life on which depreciation in latest income statements is computed
Description		Land	Buildings and Improvements	Improvements	Land	Buildings and Improvements	Total
Operating Property:
River Pointe (Canton, GA)	3,031	370	2,301	216	361	2,526	2,887	431	1996	1996	Building 31.5 years(1)
Felton’s Crossing (Cartersville, GA)	—	177	—	7,075	177	7,075	7,252	1,951	1984	1983	Building 31.5 years(1) Sign 20 years(2)
Chamblee Plaza (Chamblee, GA)	8,360	1,698	9,913	756	1,698	10,669	12,367	1,181	1976	1998	Building 31.5 years(1)
Bradley Park Crossing (Columbus, GA)	6,985	2,015	7,622	118	2,015	7,740	9,755	632	1999	1999	Building 31.5 years(1)
Cumming Marketplace (Cumming, GA)	18,486	6,963	15,250	3,814	6,142	19,885	26,027	1,350	1997	1997	Building 31.5 years(1) Sign 20 years(2)
Pinetree Village (Cumming, GA)	—	1,243	3,379	(67)	1,243	3,312	4,555	205	1999	1999	Building 31.5 years(1)
Douglasville Marketplace (Douglasville, GA)	—	4,440	9,555	(436)	7,751	5,808	13,559	222	1999	1999	Building 31.5 years(1)
Dodge County (Eastman, GA)	1,897	172	—	2,780	180	2,772	2,952	870	1990	1986	Building 31.5 years(1) Sign 20 years(2
Bruno’s Plaza (Ft. Oglethorpe, GA)	4,530	1,092	6,193	174	1,092	6,367	7,459	1,477	1973	1994	Building 31.5 years (1)
Ellis Crossing (Griffin, GA)	—	302	—	2,488	302	2,488	2,790	1,231	1986	1985	Building 31.5 years(1) Sign 20 years(2)
Fayetteville—Specialty Shops (Fayetteville, GA)	—	1,231	2,288	95	1,231	2,383	3,614	132	2000	2000	Building 31.5 years(1)
North Main Street (Lafayette, GA)	2,488	123	—	4,464	123	4,464	4,587	1,286	1990	1988	Building 31.5 years(1) Sign 20 years(2)
LaGrange Wal-Mart (LaGrange, GA)	—	183	—	1,508	183	1,508	1,691	785	1984	1983	Building 31.5 years(1)
Five Forks Village (Lawrenceville, GA)	5,140	1,245	7,065	161	1,245	7,226	8,471	1,782	1990	1994	Building 31.5 years(1)
Five Forks Crossing (Lilburn, GA)	3,982	930	5,287	42	930	5,329	6,259	1,317	1990	1994	Building 31.5 years(1)
Pleasant Hill Lowe’s (Lilburn, GA)	11,986	3,643	6,413	194	3,556	6,694	10,250	719	1997	1997	Building 31.5 years(1)
Lithonia, GA (Turner Hill)	—	973	888	525	2,323	63	2,386	1	2001	2001	Building 31.5 years(1)
Midway Plaza (Loganville, GA)	5,378	1,356	6,400	109	1,356	6,509	7,865	1,240	1995	1997	Building 31.5 years(1)
Beacon Heights (Madison, GA)	—	549	—	3,431	417	3,563	3,980	1,654	1989	1987	Building 31.5 years(1) Sign 20 years(2)
Garrison Ridge Xing (Marietta, GA)	10,472	3,587	8,440	(161)	3,413	8,453	11,866	1,073	1997	1997	Building 31.5 years(1) Sign 20 years(2)
Applebee’s (McDonough, GA)	—	341	674	2	341	676	1,017	52	1999	1999	Building 31.5 years(1)

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

JDN REALTY CORPORATION

December 31, 2001
(In thousands)

COL. A	COL. B	COL. C		COL. D	COL. E			COL. F	COL. G	COL. H	COL. I
		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Annual at which Carried at close of Period			Accumulated Depreciation	Date of Construction	Date of Acquired	Life on which depreciation in latest income statements is computed
Description	Encumbrances	Land	Buildings and Improvements	Improvements	Land	Buildings and Improvements	Total
Operating Property:
Newnan Crossing (Newnan, GA)	7,304	3,750	17,745	(10,856)	2,179	8,460	10,639	1,450	1995	1995	Building 31.5 years (1) Sign 20 years (2)
Peachtree City Marketplace (Peachtree City, GA)	3,441	968	4,355	46	1,666	3,703	5,369	242	1999	1999	Building 31.5 years (1)
Freeway Junction (Stockbridge, GA)	4,816	979	5,550	245	979	5,795	6,774	1,291	1998	1994	Building 31.5 years (1)
Pike’s Nurseries (Stockbridge, GA)	—	963	1,039	44	963	1,083	2,046	154	1987	1997	Building 31.5 years (1)
Rivercliff Village—Lowe’s (Stone Mountain, GA)	7,757	3,186	7,882	1,274	3,311	9,031	12,342	624	1999	1999	Building 31.5 years (1)
Village at Noble Farms (Suwanee, GA)	4,350	1,540	3,389	810	1,540	4,199	5,739	460	1997	1997	Building 31.5 years (1)
Cofer Crossing (Tucker, GA)	6,233	5,046	1,167	5,183	6,029	5,367	11,396	474	1998	1998	Building 31.5 years (1)
Shannon Square (Union City, GA)	4,008	195	—	4,357	195	4,357	4,552	1,897	1996	1984	Building 31.5 years (1) Sign 20 years (2)
Warner Robins Place (Warner Robins, GA)	—	759	6,496	995	829	7,421	8,250	360	1987	1997	Building 31.5 years (1)
Woodstock Place (Woodstock, GA)	6,876	1,692	—	7,385	1,292	7,785	9,077	1,840	1995	1982	Building 31.5 years (1) Sign 20 years (2)
Woodstock Project (Woodstock, GA)	11,304	3,738	7,210	2	3,844	7,106	10,950	913	1987	1997	Building 31.5 years (1)
North Ridge Shopping Center (Davenport, IA)	—	2,003	11,314	480	1,838	11,959	13,797	603	1999	1999	Building 31.5 years (1)
Decatur Marketplace (Decatur, IL)	—	289	2,883	(60)	289	2,823	3,112	180	1999	1999	Building 31.5 years (1)
Park East Marketplace (Lafayette, IN)	—	513	3,772	(198)	513	3,574	4,087	119	2000	2000	Building 31.5 years (1)
Overland Pointe Marketplace (Overland Park, KS)	—	281	771	—	1,047	5	1,052	—	2001	2001	Building 31.5 years (1)
Suttons North Plaza (Topeka, KS)	—	270	1,660	1,749	271	3,408	3,679	416	1976	1997	Building 31.5 years (1)
North Park Marketplace (Lexington, KY)	—	1,165	4,222	(53)	1,274	4,060	5,334	96	1999	1999	Building 31.5 years (1)
South Farm Marketplace (Lexington, KY)	3,663	3,340	3,673	(101)	5,442	1,470	6,912	22	1998	1998	Building 31.5 years (1)
Carriage Gate (Richmond, KY)	5,835	1,398	7,994	22	1,398	8,016	9,414	1,867	1992	1994	Building 31.5 years (1) Sign 20 years (2)
Grandville Marketplace (Grandville, MI)	—	1,973	6,630	286	2,540	6,349	8,889	84	2001	2001	Building 31.5 years (1)
Marketplace at Delta Township (Lansing, MI)	—	1,412	5,971	(15)	1,630	5,738	7,368	215	2000	2000	Building 31.5 years (1)

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

JDN REALTY CORPORATION

December 31, 2001
(In thousands)

COL. A	COL. B	COL. C		COL. D	COL. E			COL. F	COL.G	COL. H	COL. I
Description	Encumbrances	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Annual at which Carried at close of Period			Accumulated Depreciation	Date of Construction	Date of Acquired	Life on which depreciation in latest income statements is computed
		Land	Buildings and Improvements	Improvements	Land	Buildings and Improvements	Total
Operating Property:
Junction S/C (Jackson, MS)	6,510	1,361	7,858	97	1,361	7,955	9,316	1,220	1996	1997	Building 31.5 years (1)
Metro Station (Jackson, MS)	—	521	3,382	(1,428)	296	2,179	2,475	212	1997	1998	Building 31.5 years (1)
Oxford (Oxford, MS)	—	1,035	2,280	65	1,699	1,681	3,380	38	2000	2000	Building 31.5 years (1)
Crosscreek Shopping Center (Saltillo, MS)	—	940	7,146	37	1,444	6,679	8,123	215	1999	1999	Building 31.5 years (1)
River Hills S/C (Asheville, NC)	11,098	3,125	13,376	1,776	3,125	15,152	18,277	2,153	1996	1997	Building 31.5 years (1) Sign 20 years
Cross Pointe Centre (Fayetteville, NC)	7,342	1,931	10,840	558	1,931	11,398	13,329	1,374	1985	1998	Building 31.5 years (1)
East Ridge Crossing (Hendersonville, NC)	3,225	—	—	4,374	—	4,374	4,374	1,750	1988	1998	Building 31.5 years (1) Sign 20 years
Lumberton—Lowe’s (Lumberton, NC)	—	506	—	—	506	—	506	—	2000	2000	Building 31.5 years (1)
Jeffries Crossing (Rocky Mount, NC)	3,677	334	3,400	1,739	466	5,007	5,473	356	1999	1999	Building 31.5 years (1)
Tri-State Plaza (Burlington, OH)	6,003	1,563	6,210	17	1,363	6,427	7,790	1,387	1995	1995	Building 31.5 years (1) Sign 20 years
Gallipolis Marketplace (Gallipolis, OH)	—	1,405	10,587	(9,833)	393	1,766	2,159	177	1998	1998	Building 31.5 years (1)
West Valley Marketplace (Allentown, PA)	—	2,271	22,682	(2,064)	2,064	20,825	22,889	274	2001	2001	Building 31.5 years (1)
Erie Marketplace (Erie, PA)	—	164	715	(170)	658	51	709	7	2000	2000	Building 31.5 years (1)
Township Marketplace (Monaca, PA)	10,034	1,402	6,302	13,343	5,992	15,055	21,047	1,623	1997	1997	Building 31.5 years (1)
Ashley Crossing (Charleston, SC)	8,071	1,821	10,354	238	1,821	10,592	12,413	2,616	1991	1994	Building 31.5 years (1) Sign 20 years
Merchants Walk (Sumter, SC)	—	130	—	805	130	805	935	393	1987	1986	Building 31.5 years (1) Sign 20 years
Country Bridge (Arlington, TN)	3,320	750	4,294	236	750	4,530	5,280	1,087	1993	1994	Building 31.5 years (1)
Overlook at Hamilton Place (Chattanooga, TN)	9,259	1,595	12,725	214	1,595	12,939	14,534	3,176	1992	1994	Building 31.5 years (1)
Columbia Square (Columbia, TN)	2,737	673	3,859	38	673	3,897	4,570	904	1993	1994	Building 31.5 years (1)
Farragut Pointe (Farragut, TN)	2,654	731	4,165	31	731	4,196	4,927	1,038	1991	1994	Building 31.5 years (1)
Alexander Plaza (Franklin, TN)	—	24	—	491	24	491	515	132	1983	1983	Building 31.5 years (1)

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

JDN REALTY CORPORATION

December 31, 2001
(In thousands)

COL. A	COL. B	COL. C		COL. D	COL. E			COL. F	COL. G	COL. H	COL. I
		Initial Cost to Company		Cost Capitalized Subsequent to Acquisitions	Gross Annual at which Carried at close of Period			Accumulated Depreciation	Date of Construction	Date of Acquired	Life on which depreciation in latest income statements is computed
Description	Encumbrances	Land	Buildings and Improvements	Improvements	Land	Building and Improvement	Total
Operating Property:
Cool Springs (Franklin, TN)	—	302	440	69	763	48	811	3	2000	2000	Building 31.5 years (1)
Northcreek Commons (Goodlettsville, TN)	3,310	743	4,311	469	743	4,780	5,523	870	1987	1995	Building 31.5 years (1) Sign 20 years (2)
Lowe’s (Hendersonville, TN)	10,280	4,074	7,649	(91)	4,074	7,558	11,632	703	1999	1999	Building 31.5 years (1)
Memorial Village (Murfreesboro, TN)	4,378	991	5,636	388	991	6,024	7,015	1,376	1972	1994	Building 31.5 years (1)
Towne Center (Murfreesboro, TN)	6,911	3,016	6,822	4,887	3,016	11,709	14,725	1,087	1998	1998	Building 31.5 years (1)
The Marketplace (Nashville, TN)	9,042	4,921	24,697	(16,380)	2,742	10,496	13,238	722	1998	1998	Building 31.5 years (1)
MacArthur Marketplace (Irving, TX)	11,045	5,708	13,578	1,289	7,286	13,289	20,575	952	1999	1999	Building 31.5 years (1)
McKinney Marketplace (McKinney, TX)	—	3,176	9,209	(676)	3,295	8,414	11,709	453	2000	2000	Building 31.5 years (1)
Nacogdoches Marketplace (Nacogdoches, TX)	3,169	753	4,311	(810)	646	3,608	4,254	303	1999	1999	Building 31.5 years (1)
Bermuda Square S/C (Chester, VA)	6,551	1,302	7,534	560	1,302	8,094	9,396	1,082	1977	1997	Building 31.5 years (1)
Candlers Station (Lynchburg, VA)	11,125	2,495	15,601	(2,802)	2,054	13,240	15,294	1,705	1990	1998	Building 31.5 years (1)
Genito Crossing (Midlothian, VA)	3,874	823	4,812	49	823	4,861	5,684	658	1985	1997	Building 31.5 years (1)
Shoppers World (Brookfield, WI)	7,550	1,989	12,025	90	1,989	12,115	14,104	1,470	1967	1998	Building 31.5 years (1)
Brown Deer Center (Brown Deer, WI)	6,418	1,790	10,230	116	1,791	10,345	12,136	1,251	1967	1998	Building 31.5 years (1)
Market Place of Brown Deer (Brown Deer, WI)	4,094	1,641	9,437	22	1,642	9,458	11,100	1,149	1989	1998	Building 31.5 years (1)
Point Loomis (Milwaukee, WI)	3,880	912	5,331	97	912	5,428	6,340	656	1962	1998	Building 31.5 years (1)
Southgate (Milwaukee, WI)	—	605	1,980	234	605	2,214	2,819	204	1951/2001	1998	Building 31.5 years (1)
West Allis Center (Milwaukee WI)	—	2,479	14,885	198	2,479	15,083	17,562	1,831	1968	1998	Building 31.5 years (1)
Alabama Corporate	—	—	—	(627)	(94)	(533)	(627)	—	2000	2000	Building 31.5 years (1)
Atlanta Headquarters	—	495	—	6,371	495	6,371	6,866	738	1955	1997	Building 31.5 years (1) Sign 20 years (2)
JDN Development Company (Atlanta, GA)	—	—	—	65	—	65	65	2	1999	1999	Building 31.5 years (1)
JDN Realty Corporation (Atlanta, GA)	—	362	—	234	362	234	596	13	1999	1999	Building 31.5 years (1)

Total Operating Property	394,952	180,333	594,843	38,199	188,616	624,759	813,375	88,152

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

JDN REALTY CORPORATION

December 31, 2001
(In thousands)

COL. A	COL. B	COL. C		COL. D	COL. E			COL. F	COL. G	COL. H	COL. I
		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount at which Carried at close of Period				Date of Construction	Date Acquired	Life on which depreciation in latest income statements is computed
Description	Encumbrances	Land	Buildings and Improvements	Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation
Vacant Land
Opelika, AL	$—	$2,641	$—	$—	$2,641	$—	$2,641	$—
Brandon, FL—Lake Plaza (Publix)	—	846	—	—	846	—	846	—
Brandon, FL—Lake Village	—	499	—	—	499	—	499	—
Gulf Breeze, FL—LP II	—	468	—	—	468	—	468	—
Lakeland, FL	—	6,853	—	—	6,853	—	6,853	—
Athens, GA—East	—	683	—	—	683	—	683	—
Athens, GA—Mitchell Bridge Assoc	—	3,249	—	—	3,249	—	3,249	—
Buford, GA	—	247	—	—	247	—	247	—
Conyers, GA—LP	—	2,954	—	—	2,954	—	2,954	—
Cumming, GA—LP III	—	1,130	—	—	1,130	—	1,130	—
Cumming, GA—Marketplace	—	1,769	—	—	1,769	—	1,769	—
Cumming, GA—Pinetree Village	—	1,723	—	—	1,723	—	1,723	—
Douglasville, GA	—	2,975	—	—	2,975	—	2,975	—
Eastman, GA	—	61	—	—	61	—	61	—
Fayetteville, GA—Black Investment	—	2,610	—	—	2,610	—	2,610	—
Fayetteville, GA—LP	—	1,591	—	—	1,591	—	1,591	—
Fayetteville, GA—Specialty Shop	—	3,383	—	—	3,383	—	3,383	—
Lafayette, GA	—	78	—	—	78	—	78	—
Lawrenceville, GA—CVS	—	313	—	—	313	—	313	—
Lawrenceville, GA—Town Center	—	50	—	—	50	—	50	—
Lilburn, GA—Lowes	—	1,544	—	—	1,544	—	1,544	—
Macon, GA	—	287	—	—	287	—	287	—
Madison, GA	—	22	—	—	22	—	22	—
McDonough, GA—LP—Marketplace	—	4,826	—	—	4,826	—	4,826	—
Newnan, GA	—	270	—	—	270	—	270	—
Stone Mountain, GA	—	9,424	—	—	9,424	—	9,424	—
Warner Robins, GA	—	499	—	—	499	—	499	—
Decatur, IL	—	203	—	—	203	—	203	—
Lafayette, IN	—	864	—	—	864	—	864	—
Overland Park, KS	—	6,399	—	—	6,399	—	6,399	—
Lexington, KY	—	529	—	—	529	—	529	—
Saltillo, MS	—	422	—	—	422	—	422	—
Oxford, MS	—	372	—	—	372	—	372	—
Asheville, NC—Patten Ave	—	2,906	—	—	2,906	—	2,906	—
Rockingham, NC	—	300	—	—	300	—	300	—
Burlington, OH	—	44	—	—	44	—	44	—
Allentown, PA	—	2,143	—	—	2,143	—	2,143	—
Monaca, PA	—	4,646	—	—	4,646	—	4,646	—
Charleston, SC	—	179	—	—	179	—	179	—
Hendersonville, TN	—	1,250	—	—	1,250	—	1,250	—
Hickory Hollow, TN	—	406	—	—	406	—	406	—

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

JDN REALTY CORPORATION

December 31, 2001
(In thousands)

COL. A	COL. B	COL. C		COL. D	COL. E			COL. F	COL. G	COL. H	COL. I
Description	Encumbrances	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount at which Carried at close of Period			Accumulated Depreciation	Date of Construction	Date Acquired	Life on which depreciation in latest income statements is computed
		Land	Buildings and Improvements	Improvements	Land	Buildings and Improvements	Total
Vacant Land
Johnson City, TN	—	6,384	—	—	6,384	—	6,384	—
Murfreesboro, TN	—	368	—	—	368	—	368	—
Nashville, TN	—	1,562	—	—	1,562	—	1,562	—
Fort Worth, TX	—	2,966	—	—	2,966	—	2,966	—
Hickory Creek, TX	—	3,600	—	—	3,600	—	3,600	—
Irving, TX	—	9,355	—	—	9,355	—	9,355	—
McKinney, TX—LP	—	4,587	—	—	4,587	—	4,587	—
Lynchburg, VA	—	200	—	—	200	—	200	—

	—	100,680	—	—	100,680	—	100,680	—

Subtotal	394,952	281,013	594,843	38,199	289,296	624,759	914,055	88,152

Property under Development
Early Acquisition	—	$—	$2,599	$—	$—	$2,599	$2,599	$—
Fayetteville, AR	—	1,099	2,075	—	1,099	2,075	3,174	—
Sacramento, CA	—	558	476	—	558	476	1,034	—
Aurora, CO (Pioneer Hills)	—	3,865	1,215	—	3,865	1,215	5,080	—
Denver, CO	—	—	148	—	—	148	148	—
Ft. Collins, CO	—	1,364	6,263	—	1,364	6,263	7,627	—
Lakewood, CO	—	—	1,440	—	—	1,440	1,440	—
Parker, CO—LP Phase I	—	1,454	7,230	—	1,454	7,230	8,684	—
Parker, CO—South	—	—	312	—	—	312	312	—
Brandon, FL (Lake Plaza—Publix)	—	—	3,955	—	—	3,955	3,955	—
Gulf Breeze, FL	—	223	638	—	223	638	861	—
Athens, GA—Oconee	—	—	38	—	—	38	38	—
Lithonia, GA (Turner Hill)	—	2,591	6,855	—	2,591	6,855	9,446	—
McDonough, GA	—	—	5	—	—	5	5	—
Newnan, GA—North	—	—	95	—	—	95	95	—
Pooler, GA	—	—	21	—	—	21	21	—
Overland Park KS	—	3,524	8,808	—	3,524	8,808	12,332	—
Overland Park KS—II	—	—	150	—	—	150	150	—
Chesterfield, MI	—	7,064	7,870	—	7,064	7,870	14,934	—
Grandville, MI	—	5,137	9,639	—	5,137	9,639	14,776	—
Lansing, MI	—	2,727	4,422	—	2,727	4,422	7,149	—
St. John, MO	—	4,773	1,655	—	4,773	1,655	6,428	—

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

JDN REALTY CORPORATION

December 31, 2001
(In thousands)

COL. A		COL. B	COL. C	COL. D	COL. E			COL. F	COL. G	COL. H	COL. I
		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount at which Carried at close of Period			Accumulated Depreciation	Date of Construction	Date Acquired	Life on which depreciation in latest income statements is computed
Description	Encumbrances	Land	Buildings and Improvements	Improvements	Land	Buildings and Improvements	Total
Property under Development
Freehold, NJ	—	—	758	—	—	758	758	—
Hamilton, NJ	—	21,741	23,838	—	21,741	23,838	45,579	—
Lakewood, NJ	—	—	157	—	—	157	157	—
Mays Landing, NJ	—	—	69	—	—	69	69	—
Allentown, PA	—	320	4,745	—	320	4,745	5,065	—
Erie, PA	—	1,689	9,145	—	1,689	9,145	10,834	—
Monaca, PA	—	—	829	—	—	829	829	—
Philadelphia, PA	—	—	69	—	—	69	69	—
Franklin, TN—Walmart	—	—	698	—	—	698	698	—
Nashville, TN	—	—	185	—	—	185	185	—
Whitehouse, TN	—	—	11	—	—	11	11	—
Frisco, TX	—	3,928	2,719	—	3,928	2,719	6,647	—
Irving, TX	—	647	1,162	—	647	1,162	1,809	—
Mesquite, TX	—	6,314	5,829	—	6,314	5,829	12,143	—
Wharton, TX	—	—	25	—	—	25	25	—
Brown Deer, WI (Brown Deer Center)	—	—	5,013	—	—	5,013	5,013	—
Allowance for Bad Deals	—	—	(1,695)	—	—	(1,695)	(1,695)	—

Total Property under Development	—	69,018	119,466	—	69,018	119,466	188,484	—

Total	$394,952	$350,031	$714,309	$38,199	$358,314	$744,225	$1,102,539	$88,152

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

JDN REALTY CORPORATION

December 31, 2001
(In thousands)

(1)	Estimated useful life of building.
(2)	Estimated useful life of sign.

	Years Ended December 31,
	2001	2000	1999
Investment in Real Estate
Balance at beginning of year	$879,715	$962,897	$844,041
Transfers from previously unconsolidated entities	224,708	—	—
Additions/Improvements	158,512	110,390	294,635
Deductions	(160,396)	(193,572)	(175,779)

Balance at end of year	$1,102,539	$879,715	$962,897

Accumulated Depreciation
Balance of beginning of year	$80,113	$71,551	$56,093
Transfers from previously unconsolidated entities	1,018	—	—
Additions charged to costs and expenses	20,695	21,612	21,932
Other Additions	—	—	—
Deductions	(13,674)	(13,050)	(6,474)

Balance at end of year	$88,152	$80,113	$71,551

EXHIBIT 12

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
	2001	2000		1999	1998	1997
	(in thousands)
Fixed Charges:
Interest Expense (including amortization of deferred debt cost)	$30,523	$39,429		$29,188	$18,026	$9,525
Interest Capitalized	13,606	9,444		7,565	6,401	4,650

Total Fixed Charges	$44,129	$48,873		$36,753	$24,427	$14,175

Earnings:
Net income before net gain (loss) on real estate sales, discontinued operations, extraordinary items and cumulative effect of change in accounting principle	$(29,287)	$7,171		$33,907	$40,104	$25,652
Fixed Charges	44,129	48,873		36,753	24,427	14,175
Capitalized Interest	(13,606)	(9,444)		(7,565)	(6,401)	(4,650)

Total Earnings	$1,236	$46,600		$63,095	$58,130	$35,177

Ratio of Earnings to Fixed Charges	0.03 (1)	0.95	(2)	1.72	2.38	2.48

(1)	Due to settlement expense of $45,788 in 2001, earnings fall short of a one to one coverage of fixed charges by $42,893.
(2)	Due to impairment losses of $18,882 in 2000, earnings fall short of a one to one coverage of fixed charges by $2,273.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDN REALTY CORPORATION

Date: October 25, 2002	By:	/s/ JOHN D. HARRIS, JR.
John D. Harris, Jr. Chief Executive Officer